As filed with the Securities and Exchange Commission on May 3, 2005   File # 333-116177

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1/A

AMENDMENT #4

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

EMISSION DIFFERENTIALS LTD.

                Alberta

, Canada

                   8990

          2011033244

State or other Jurisdiction of

               Primary Standard Industrial              I.R.S Employer Identification No.

Incorporation or Organization

              Classification Code Number

EMISSION DIFFERENTIALS LTD.

Suite 400, 715-5th Ave., S.W.,

Calgary, Alberta, T2P 2X6, Canada

Telephone (403) 461-8425

Paracorp Incorporated

318 N. Carson St.

Reno, Nevada

Telephone (775) 883-0104

 (Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies of Communications to:

W. Scott Lawler, Esq.,

1530-9th Ave S.E.,

Calgary, Alberta, T2G 0T7, Canada

Telephone  (403) 693-8014

Approximate date of commencement of proposed sale to the public: as soon as possible after this Registration Statement is effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units (2)	6,000,000	$0.05	$300,000	$5.07
Common Stock	6,000,000	N/A	N/A
Warrants to purchase Common Stock	6,000,000	N/A	N/A
Common Stock to be issued pursuant to Warrant exercise	3,000,000	US$0.05	US$300,000	$
			Total $450,000	$

(1)

Calculated pursuant to Rule 457(f);

(2)

These securities are listed in this table to reflect the distribution of these securities by a single shareholder of Emission Differentials Ltd. to its shareholders. The 6,000,000 Units were previously issued and consists of 6,000,000 shares of common stock of Emission Differentials and warrants. to purchase a total of 3 million shares of Emission Differentials’ common stock on the basis of two (2) warrants plus US$0.05 per share, which can be exercised at any time within 12 months from the date of this prospectus.  Shares to be issued pursuant to warrant exercise are registered under this prospectus. The distribution and the resale of these securities are each being registered by this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

6,000,000 UNITS OF EMISSION DIFFERENTIALS LTD. CONSISTING OF 6,000,000 SHARES OF COMMON STOCK

and

6,000,000 WARRANTS TO PURCHASE 3,000,000 SHARES OF EMMISSION DIFFERENTIALS LTD. COMMON STOCK

This Prospectus covers the distribution of 6,000,000 Units of Emission Differentials Ltd., an Alberta corporation, which consists of 6,000,000 shares of Emission Differentials Ltd.’s common stock and 6,000,000 warrants to purchase 3,000,000 shares of common stock of Emission Differentials Ltd. and the 3,000,000 shares of common stock of Emission Differentials Ltd. underlying the 6,000,000 warrants, to the shareholders of Puroil Technology Inc., our sole shareholder.  This prospectus also covers the subsequent resale of these securities by the Puroil Technology shareholders. Neither the shares common stock nor the warrants that make up the Units may be sold separately from the Units. The Units are being sold at a fixed price of $0.05 per Unit. The shares that are underlying the warrants may be purchased at a fixed exercise price of $0.05 per share.

Puroil Technology Inc., an Oregon corporation, is a venture capital company that owns 18,000,000 fully-paid shares of the common stock of Emission Differentials Ltd., representing 100% of the issued and outstanding shares of Emission Differentials Ltd.

In this Prospectus, the shareholders of Puroil Technology Inc. are deemed the selling shareholders of the securities registered in this prospectus.  Both Puroil Technology and the selling shareholders named in this prospectus will be underwriters pursuant to Section 2(a)(11) of the Securities Act of 1933. Our president, Mr. James Durward, who is also the president and control person of Puroil Technology Inc. will also be an underwriter pursuant  Section 2(a)(11) of the Securities Act of 1933.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR PROVINCIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATIONTO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK, AND PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT.  (SEE  “RISK FACTORS” BEGINNING ON PAGE 9.)

	Price to the Public	Proceeds to the Company
Units	$0.05	None
Common Stock underlying Warrants	$0.05	$150,000 (assuming all are exercised)

The date of this Prospectus is May ____, 2004

1

TABLE OF CONTENTS

Prospectus Summary	2
Questions and Answers Regarding This Distribution	3
Risk Factors	4
Use of Proceeds	13
Determination of Offering Price	13
Dilution	13
Selling Shareholders	15
Plan of Distribution	21
Legal Proceedings	26
Directors, Executive Officers, Promoters and Control Persons	26
Security Ownership of Certain Beneficial Owners and Management	27
Description of Securities	28
Interest of Named Experts and Counsel	35
Indemnification of Officers and Directors	35
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	36
Information Regarding Forward-Looking Statements	36
Organization within Last Five Years	37
Description of Business	39
Present and Proposed Business Activities	40
Management’s Discussion and Analysis or Plan of Operation	47
Description of Property	49
Certain Relationships and Related Transactions	49
Market for Common Equity and Related Stockholder Matters	51
Shares Eligible for Future Sale	51
Executive Compensation	52
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	52
Additional Information	52
Financial Statements	F-1

Why You Were Sent This Document

This document is being sent to you because you were an owner of Puroil Technology Inc. (“Puroil”) common stock on April 1, 2004.  Holders of record of Puroil Technology common stock, as of the close of business on April 1, 2004, will be entitled to receive, in the aggregate, 6  million Units of Emission Differentials Ltd., an Alberta Corporation (referred to herein as “EDL”, “Emmision”, “we”, “us” and other similar terms), which consist of 6 million shares of EDL common stock and 6 million warrants for the purchase of an additional 3 million shares of EDL common stock (the “Distribution”). The Units will be distributed on the basis of 90% of the Units (5,400,000 Units) being distributed to Puroil’s Class A Preferred shareholders and 10% of the Units (600,000 Units) being distributed to Puroil’s common shareholders.  The Puroil common shareholders will receive 1 (one) Unit for each 5 (five) shares of Puroil Technology Inc. common stock held.  The Puroil Class A Preferred shareholders will receive 5,400 Units for each Class A Preferred share held.

Of the Units distributed, 9.17% will be distributed to shareholders who are considered affiliates of Puroil Technology, and 90.83% will be distributed to shareholders who are not considered affiliates of Puroil Technology.

The Distribution is the method by which Puroil Technology will distribute the Units held by it in Emission Differentials Ltd., resulting in Emission Differentials Ltd. becoming a publicly-held company with 103 shareholders.  Following the completion of the Distribution, Emission Differentials Ltd. will comply with the periodic filing requirements of the U.S. Securities Act of 1934.  This means that shareholders will have access to audited financial information at the conclusion of each fiscal year.

The 6 million Warrants that are part of the 6 million Units allow the holders to purchase a total of 3 million shares of Emission Differentials Ltd. common stock on the basis of two Warrants plus $0.05 for one share of Common Stock for a period of one year, commencing on the effective date of this prospectus.  If some or all of these Warrants are exercised, EDL will receive the cash proceeds from the exercise which will be used for general working capital purposes in its business.

There is currently no trading market for Emission Differentials Ltd.’s shares of common stock or for the Warrants to be issued, and no assurances can be given that a trading market will ever develop for either the shares or the Warrants.  The Units being distributed to the Puroil shareholders are also being registered for the resale of such securities by the Puroil shareholders.

Puroil Technology stockholders do not need to take any action, with regards to the Distribution. The approval of the Puroil Technology stockholders is not required to effect the Distribution, and Puroil Technology is not seeking a proxy from any stockholders.  Puroil Technology stockholders should not send in their Puroil Technology share certificates to effect the Distribution.  Puroil Technology stockholders will automatically receive their Units of Emission Differentials Ltd. shortly following the Distribution.

The purpose of the spin-off of Puroil’s subsidiary EDL and the registration and resale of the EDL Units that are the subject of this registration statement is to begin the process of providing the potential for future access to the public financing markets that would be accessed in the case where EDL management had determined, in their sole discretion, that it would be beneficial for EDL, and the EDL shareholders, to do so.  There are no specific additional financing plans at this time and there are no plans that specifically contemplate the need for additional financing at this time.

If a public market for the shares of EDL is established, such a public market would benefit Mr. Durward, who is our President and who owns approximately 91.7% of Puroil since it would provide liquidity to Mr. Durward.  The amount or type of potential benefit to Mr. Durward cannot be accurately predicted at this time.

This document describes EDL’s business, how this transaction affects Puroil’s stockholders and provides other information to assist those investors that acquire the Units from Puroil or from the selling shareholders in evaluating the benefits and risks of acquiring, holding or disposing of the Units that will be registered and distributed in the Distribution and are also being registered for resale by the selling shareholders.  There are certain risks relating to the ownership of the Units and Emission Differentials Ltd.’s business, which are described in this document beginning on page 10. This entire prospectus and our consolidated financial statements and related notes should be read carefully.  There is more detailed information other places in this prospectus.

PROSPECTUS SUMMARY

Summary

The following is a summary of certain information contained in this document.  While this summary provides an accurate description of material information included in this document, it is qualified by the more detailed information and financial statements contained elsewhere in this document.  The summary also addresses various questions that you may have about the distribution to Puroil Technology stockholders of 6,000,000 Units of Emission Differentials Ltd. which are owned by Puroil Technology and consist of 6,000,000 shares of EDL common stock and 6,000,000 Warrants to purchase 3,000,000 common shares of Emission Differentials Ltd. at $0.05 per share.  The Units are also being offered for resale by the Puroil shareholders.  Puroil’s shareholders are identified on the list of selling shareholders found later in this prospectus.  The Puroil Class A Preferred Stock holders will receive 90% of the Units.  The Class A Preferred Stock holders are:

Last Name	First Name	Address	City	Prov	Code	Input	Class A Pref
Rix	Gordon	947 Sierra Morena Pl SW	Calgary	AB	T3H 2W2	$5,000	125
Martens	Eric	109 - 3rd. St. South	Cranbrook	BC	V1C 1E7	$4,000	100
Bryska	Haley	56 Strathcona Close SW	Calgary	AB	T3H 1L3	$4,000	100
Vlahovic	Milic	7827 - 147 Ave.	Edmonton	AB	T5C 2T3	$5,000	125
Warness	Dr. Stajen	Suite 3, 2308 - 24 St SW	Calgary	AB	T2T 5H8	$6,000	150
Schaper	Christa	911 Canfield Cres. SW	Calgary	AB	T2W 1K5	$5,000	125
Graham	Richard	424-42nd. St. SW	Calgary	AB	T3C 1Y3	$5,000	125
Albery	Malcolm	920 Crescent Blvd. SW	Calgary	AB	T2S 1L5	$6,000	150

The President of Emission, Mr. James Durward, controls Puroil, by way of serving as its officer, director and owning 91.7% of the Puroil’s issued and outstanding stock. Puroil currently owns all of Emission’s issued and outstanding securities. Following the Distribution, Puroil will still own 12 million of a total of 18 million shares outstanding and Mr. Durward will directly own 550,400 Units, which will consist of 550,400 shares and warrants to purchase an additional 275,200 shares. Mr. Durward therefore will be able to control all decisions to be made regarding Emission, including appointment of members of the board of directors, business operations and any major transactions that require shareholder approval.

Following this Summary are a series of questions and answers which we believe most readers will find useful relative to Emission Differentials Ltd., and this Distribution of its shares to the shareholders of Puroil Technology Inc.  We encourage you to read them carefully so you may have a clearer understanding of how this effects you, and especially the section entitled “Risk Factors”.

Our Company

Emission Differentials Ltd. was incorporated in the Province of Alberta, Canada on April 20, 2004, subject to the Business Corporations Act (Alberta).  Our business address is Suite 1250, 520-5th Ave SW, Calgary,

Alberta, T2P 3R7.  Our telephone number is (403) 461-8425 and our facsimile number is (403) 206-2439. All references dollar amounts in this prospectus are in US dollars, unless otherwise noted.

Our Business

EDL has been in the developmental stage since its formation on April 20, 2004.

EDL was formed in anticipation of the coming into effect of the Kyoto Protocol, a global initiative to reduce the amount of emissions of the type believed, by proponents of the Kyoto Protocol, to be responsible for a general warming trend of the Earth, a phenomenon generally referred to as “global warming”.  The Kyoto Protocol was ratified by Canada in November 2004 and came into effect on February 16, 2005. The United States is not a signatory to the Kyoto Protocol and emission trading pursuant to the Kyoto Protocol will not include companies operating in the United States. The Kyoto Protocol provides for the generation and trading of emission reduction credits as a way for offsetting one entity’s reduction obligations by using another entity’s excess credit (see “Description of Business” elsewhere in this document for a full description). EDL plans to become a consolidator, or “aggregator”, and trader of emission reduction credits (“ERC’s”).

The Company plans to generate revenues and profit from the differential between what it pays for un-aggregated ERC’s and what it sells the aggregated ERC’s for.

ERC’s are accumulated by companies or entities (“emitters”) in turn for reducing the amount of CO2- equivalent emissions (so-called “greenhouse gases”) they generate and emit into the atmosphere. It is the responsibility of the buyer of any aggregated ERC’s to ensure that the ERC’s will be satisfactory to meet the buyers needs and the Company has no say in how a buyer determines that satisfaction. The value of the ERC’s  to a buyer may be determined by the buyer’s comparison with the cost of other methods of meeting any legislated emission reduction requirement that is applicable to the buyer. An example of such other method of emission reduction is electro-mechanical “scrubbing” of flue gases to reduce emissions from the burning of coal for electricity generation. Companies may find it less expensive to purchase ERC’s than to purchase and install and operate such electro-mechanical scrubbing devices.

According to GreenHouseGas Online (www.ghgonline.org), greenhouse gases include carbon dioxide, methane, and  nitrous oxide.

Some of the primary sources of carbon dioxide emissions are fossil fuel combustion, iron and steel production, cement manufacture, and waste combustion. See page 4 US Environmental Protection Agency document found at:

 http://yosemite.epa.gov/oar/globalwarming.nsf/UniqueKeyLookup/RAMR5WNMK2/$File/04executivesummary.pdf.

EDL has no website at present but does plan to produce a website during its initial ERC location and marketing phase as set out in the “Milestones” section of this prospectus.

Based on Internet searches, management is aware that ERC’s can be traded between these companies and entities either directly or through intermediaries, such as our company plans to be.

Our activities during the development stage have included corporate formation, stock issuance, and work on development of our operating plans.  No revenue producing activities have yet commenced.

The Offering

Securities Offered

This prospectus covers the distribution by Puroil Technology Inc. to its shareholders of 6,000,000 Units, which consist of 6,000,000 shares of Common Stock of EDL, 6,000,000 Warrants to purchase 3,000,000 shares of common stock and the 3,000,000 shares of common stock at a price of $0.05 per share underlying the Warrants and the resale of such securities by  Puroil’s shareholders.  The shares of common stock represent 33.3% of the common stock of EDL outstanding at the date of this prospectus

No funds are being raised.

The Warrants entitle the holder to purchase one share of the common stock of EDL for two Warrants, plus $0.05.  EDL shall have the right to redeem the Warrants at any time prior to their conversion upon not fewer than sixty (60) days’ written notice to the Warrant holder.  EDL may call the Warrants in whole or in part, or may call varying parts of the Warrants at any one time.  If a call is made in part, the Warrants called shall be determined by lot.  The redemption price for the Warrants shall be $.0001 for each Warrant.  The Warrants may only be redeemed by EDL at any time after the common stock of EDL publicly trades at a bid price above $.06 per share (subject to adjustment by EDL) for a period of ten (10) consecutive trading days.

Number of Shares of Class A Voting Common Shares:

Authorized	Unlimited shares
Outstanding	18,000,000 shares without exercise of any Warrants
21,000,000 shares with exercise of all Warrants

Number of Shares of  Class E Non-voting Preferred Shares:

Authorized	Unlimited
Outstanding	None

Warrants to be Outstanding After the Offering:

6,000,000 Warrants

RISK FACTORS

The common shares of Emission Differentials Ltd.  involve a very high degree of risk.  You should carefully review and consider all of the factors described in detail under the section entitled “RISK FACTORS”.

SUMMARY FINANCIAL INFORMATION

The following tables set forth, for the periods indicated, selected financial information for Emission Differentials Ltd.

SUMMARY BALANCE SHEET DATA:

	April 30, 2004	October 31, 2004
Current Assets	$40,000	$26,029

Total Assets	$40,000	$32,034

Total Liabilities	$ 230	$304
Shareholders Equity	$39,770	$31,730

SUMMARY STATEMENT OF OPERATIONS DATA

	For the Period from April 20, 2004 (Inception) to April 30, 2004	For the Period from April 20, 2004 (Inception) to October 31, 2004
Revenue	$0	$0
Total Income	$0	$0
Operating Loss	($230)	($8,570)
Net Loss Per Share	$0.0000127	($0.00)

CAPITALIZATION AND INDEBTEDNESS

The Corporation has no long term liabilities.  The following table sets forth the capitalization of the Corporation as at November 30, 2004:

Long term liabilities	-

Stockholders’ equity:
Common stock, Class “A, no par value, unlimited authorized, 18,000,000 shares issued and outstanding, voting	$40,300
Common stock, Class “B”, no par value, unlimited authorized, no shares issued and outstanding, voting	-
Common stock, Class “C”, no par value, unlimited authorized, no shares issued and outstanding, non-voting	-
Common stock, Class “D”, no par value, unlimited authorized, no shares issued and outstanding, non-voting	-
Preferred stock, Class “E”, no par value, unlimited authorized, no shares issued and outstanding, non-voting	-
Deficit accumulated during the development stage (as of
October 31, 2004)	(8,570)
-
Common stock warrants, 6,000,000 shares	-

Known transactions since November 30, 2004	-

Total capitalization as of November 30, 2004	$31,730

QUESTIONS AND ANSWERS REGARDING THIS DISTRIBUTION

Q1: What is the Distribution?

A1: The Distribution is the method by which Puroil Technology will distribute shares held by it in Emission Differentials Ltd., resulting in Emission Differentials Ltd. becoming a publicly-held company with 103 shareholders.  Following the completion of the Distribution, Emission Differentials Ltd. will comply with the periodic filing requirements of the Securities Act of 1934.  This means that shareholders will have access to audited financial information at the conclusion of each fiscal year.

Q2: What is the tax effect of the Distribution?

A2: Dividends and distribution received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code, provided that Puroil Technology has current or accumulated earnings and profits.  Since Puroil has no current or accumulated earnings, pursuant to Section 311 of the Internal Revenue Code, the fair market value of Emission Differentials Ltd.’s shares will be established by trading that we anticipate will develop subsequent to the Distribution, but there is no assurance that a trading market will ever develop or that our shares will ever trade. The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above.  Shareholders should consult their tax advisor.

Q3:  What happens to Puroil Technology shares after the Distribution?

A3:  Immediately after the Distribution, Puroil Technology’s common stockholders will still own their shares of Puroil Technology common stock.  Shares of Puroil Technology common stock will represent stockholders’ interests in the business of Puroil Technology, and shares of Emission Differentials Ltd. common stock that stockholders receive in the Distribution will represent their interest in the business of Emission Differentials Ltd.  Puroil Technology will continue to own 12,000,000 shares of EDL restricted Common Stock after the Distribution.

Q4:  Where can Puroil Technology stockholders get more information?

A4:  Puroil Technology stockholders with additional questions related to the Distribution should contact Mr. James Durward, the President of Puroil Technology Inc., at Puroil Technology Inc., Suite 1250, 520-5th. Ave. SW, Calgary, Alberta, T2P 3R7. The telephone number is (403) 461-8425, and the Fax number is (403) 206-2439.

RISK FACTORS

There are material risks in an investment in our Company.  These risks are: RISKS RELATED TO OUR BUSINESS

(1)

EMISSION DIFFERENTIALS LTD. IS A START-UP COMPANY WITH VERY LIMITED CAPITAL AND NO HISTORY OF OPERATIONS, WHICH MAKES ITS LONG TERM SURVIVAL QUESTIONABLE.

The company is very small and only recently has it begun exploring development possibilities, by using the Internet to research the state of  emissions credit trading  and to assess, solely by James Durward, our President, potential opportunities that may exist for our company in that market. Our operations to date have been limited to establishing the Company, its business plan, and conducting an informal market survey that was primarily based on Internet searches to determine, solely by Mr. Durward, potential businesses that may be involved in ERC trading and with whom we may do business with in the future. We have established no relationships with any companies at this time.

We have generated no revenues to date and we do not expect to generate revenues in the near term.

Since we are just starting our proposed operations the investor is at risk that this new business may never be able to make a profit or take a very long time to do so.

(2)

OUR BUSINESS MAY NOT GENERATE SUFFICIENT REVENUES AND PROFITS TO COVER EXPECTED EXPENDITURES

IN THE FORESEEABLE FUTURE.  ADDITIONAL FUNDS MAY BE NEEDED AND MAY NOT BE AVAILABLE UNDER REASONABLE TERMS, WITH POTENTIALLY ADVERSE CONSEQUENCES.

As of the date of this prospectus, EDL has received no revenues from its proposed business and none are expected until approximately six months beyond the effective date of this prospectus.  Without additional capital, either from profits generated through our business, or from new equity invested in our Company, the survival of EDL may be at risk.  The balance sheet for the period ended April 30, 2004, shows a stockholder’s equity of $39,770 and working capital of $39,770.  Since incorporation on April 20, 2004, our parent company has been our only source of capital.  We estimate that our operating costs over the next twelve months will not exceed an average of $1,000 monthly.  If we are not able to generate profits from the operations of our business, we may need to raise additional capital.   There is no assurance that we will be able to raise sufficient capital to meet our continuing needs, under terms we would consider to be acceptable.  If we are unable to obtain additional financing as may be required in the future, we may not be able to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate possible acquisitions or compete effectively in our market place.  There can be absolutely no assurance that we will be successful in achieving sustained profitability or of even achieving profitability, or any of our financial objectives, for that matter.

(3)

THE POTENTIAL MARKET FOR OUR SERVICES MAY NOT DEVELOP AS WE EXPECT AND/OR WE MAY NOT BE ABLE TO ACHIEVE THE LEVEL OF REVENUES WE REQUIRE IN ORDER TO REACH PROFITABILITY OR TO EVEN CONTINUE TO OPERATE.

If EDL, once it commences operations, generates very little or no revenues, it may not be able to continue its operations. The aspect of trading our securities for ERC’s in our business plan is new and untried and we cannot accurately predict the acceptance of our proposed plan in the market place, what it will take for our business to become accepted or successful, or the time frame in which any revenues will be achieved.   We have informally researched the market to get an indication of the potential but the possible results of how we may be able to participate are unpredictable at this time.

(4)

OTHER COMPANIES ARE ALREADY ENGAGED IN OUR PROPOSED BUSINESS AND WE EXPECT THAT MORE COMPANIES MAY ENTER THIS MARKET IN THE FUTURE AS THE POTENTIAL BECOMES EVIDENT, WHICH MAY MAKE IT DICCICULT FOR US TO COMPETE OR EVEN TO SURVIVE.

Our plan (i.e. the issuance of stock for ERC’s which are sold for cash) appears to be new and untried because, despite our Internet searches to determine other operators of plans similar to ours, we have not been able to determine whether any public companies are doing this because no public companies that we are aware of break out how they pay for ERC’s.

It is reasonable to expect that most, if not all, of these competitors may be better capitalized and perhaps better established and connected in those industries and regulatory circles which will be involved in the generation and approval of ERC’s.  As a result it may be very difficult for Emission Differentials Ltd. to compete and make a profit in its proposed business.  The entire industry within which the Company intends to operate is in its infancy and may not develop to the point where any company can become profitable.

Emission credit trading is a relatively new concept and management knows of no public companies breaking out financial results of such trading.  As such, the Company is relying solely on management’s general business experience to make correct business decisions based on only small amounts of data.  The availability of only small amounts of data makes decision making inherently risky and could result in poor business decisions, further resulting in failure of the Company.

Management has no experience in the emission trading business and management is relying solely on its Internet-based website reviews as disclosed above.

(5) WE PLAN TO ISSUE COMMON SHARES IN RETURN FOR ERCS THAT MAY TURN OUT TO BE WORTHLESS AND THE ISSUANCE OF THOSE COMMON SHARES FOR THOSE ERC’S WOULD RESULT IN DILUTION OF YOUR SHAREHOLDINGS.

The proposed plan for issuing EDL shares to acquire consolidate and then sell ERC’s has inherent risks.  EDL plans to issue shares of its common stock to arms-length parties in return for ERC’s that they have generated or will generate.  The amount of shares involved in any ERC transactions will be subject to negotiation between EDL and the ERC originator at the time the transaction is closed.  Any securities issued pursuant to these contemplated trades will not be tradable until a registration statement has been filed whereby those exchanged shares will be registered. It could be that shares issued pursuant to this plan could prove to be worthless and shareholders would experience dilution if this is the case. Our president has conducted and informal market research and continues to regularly review emissions related websites such as Greenhouse Gas Online at http://www.ghgonline.org and www.Natwource.com and www.CO2e.com, to attempt to stay informed as to the current activity regarding this market. There is no assurance that Mr. Durward has made accurate determinations and incorrect determination by Mr. Durward could cause our business to fail, resulting in investors losing their entire investment.

(6)

OUR INFORMAL MARKET STUDY MAY PROVE INCORRECT ABOUT THE MARKET FOR ERC’S AND/OR OUR ABILITY TO PARTICIPATE IN THIS MARKET, AS WE EXPECT, RESULTING IN POSSIBLE FAILURE OF OUR COMPANY.

The evaluation of the market for ERC’s has been done solely by our President, James Durward and is based solely on Internet-based reviews of emissions related websites.  Some of the websites reviewed are:

www.natsource.com

www.co2e.com

http://www.ghgonline.org

http://www.platts.com/Electric%20Power/Resouirces/News%20Features/emissions/kyoto.html

http://www.cop3.org

http://www.climatechangecentral.com

In evaluating the market for ERC’s, management regularly follows trends reported on these sites and analyzes the trends in an attempt to determine potential size of the ERC market as well as reviewing the financial mechanisms such as options or futures on ERC’s rather than outright purchase, and pricing per tonne of CO2e being used to transact emission credits.  Management’s analysis could be completely wrong and this could cause the Company to fail, resulting in a loss of all investors investment.

No independent analysis or study of either the market for ERC’s, the regulations effecting the generation and trading of ERC’s, or our ability to compete in such market has been done by any independent experts engaged by EDL.

EDL plans to issue shares of its common stock to arms-length parties in return for ERC’s that they have generated or will generate.  The amount of shares involved in any ERC transactions will be subject to negotiation between EDL and the ERC originator at the time the transaction is closed.  Any securities issued pursuant to these contemplated trades will not be tradable until a registration statement has been filed whereby those exchanged shares will be registered.  In our informal market research, and in order to provide a basis for an opinion, James Durward, our President, has viewed, and continues to regularly review, emissions-related websites such as Greenhouse Gas Online at http://www.ghgonline.org and www.Natsource.com and www.CO2e.com.  There is no assurance that Mr. Durward has made accurate determinations and incorrect determinations by Mr. Durward could cause the company to fail, resulting in investors losing their entire investment.

The investor is at risk if our studies have overestimated the market, underestimated the difficulty of EDL being able to participate in this market and to generate a profit, or both.

(7)

WE MAY BE LIABLE FOR THE FAILURE OF PARTIES TO ERC TRADES, TO FULFILL THEIR CONTRACTS, RESULTING IN POSSIBLE LEGAL COSTS WHICH COULD PUT US OUT OF BUSINESS.

Although EDL will not be involved in generating or using ERC’s, and despite any provision to the contrary, in the agreements related to the purchase and sale of ERC’s by the principal’s involved, it is possible that disputes could arise between buyers and sellers which could result in EDL being named in litigation.  EDL presently has no liability insurance coverage for such contingencies and we do not anticipate acquiring any in the future.  If we are involved in any litigation resulting from our participation on ERC trades, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming EDL as a defendant and even if we ultimately win in any such litigation.  There can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders.  (See “Business”).

(8)

WE ARE COMPLETELY DEPENDENT ON OUR PRESIDENT, MR. DURWARD, FOR ALL MANAGEMENT DECISIONS AND FOR THE DEVELOPMENT OF OUR BUSINESS, WHICH MAY NOT BE ADEQUATE ENOUGH TO ENSURE OUR SUCCESS. IF MR. DURWARD WERE TO LEAVE EMISSION, IT WOULD BE VERY DIFFICULT TO FIND A REPLACEMENT THAT HAS AN ADEQUATE UNDERSTANDING OF OUR BUSINESS.

The current management is the only personnel available to develop and implement our proposed business and it is probable that we would not have sufficient capital to hire personnel to continue this work should management for any reason cease or be unable to continue to work.

James Durward, our President, is solely responsible for all management decisions and since he controls 91.7% of Puroil Technology Inc., which, in turn, currently owns 100% of our common stock and will own 66.7% of our stock following the Distribution. Mr. Durward therefore is our controlling shareholder.

Without personnel to replace officer and director management, the Company could not continue to operate.

Management has no experience in the emissions trading business and management is relying solely on its Internet-based web site reviews as disclosed above.

(9)

INVESTORS AND SHAREHOLDERS HAVE LITTLE SAY IN THE MANAGEMENT OF EDL WHICH COULD MAKE IT DIFFICULT FOR THEM TO MAKE CHANGES IN OPERATIONS OR MANAGEMENT.

Following the Distribution, our President, Mr. James Durward, will control 69.7% of EDL’s common stock, assuming none of the Warrants are exercised, and will be in a position to continue to control EDL.  Such close control may be risky to the investor because the entire Company’s operation is dependent on a very few people who could lose their ability, or interest in pursuing the Company’s operation.

Mr. Durward controls 91.7% of Puroil Technology Inc., which, in turn, following the Distribution will own 66.7% of our stock, which means that he is our controlling shareholder and controls all aspects of EDL.  Mr. Durward makes all EDL management decisions.  Ryan Sayers, our other Director, holds no EDL stock and provide a very limited amount of input on the operations of the Company.

(10)

POSSIBLE CONFLICTS OF INTEREST IN MANAGEMENT COULD POTENTIALLY HAVE AN ADVERSE EFFECT UPON THE OPERAITONS OF THE COMPANY AND THE VALUE OF OUR STOCK.

Since Mr. Durward is a member of the boards of directors of both EDL and Puroil Technology Inc and Mr. Durward is an officer of both companies, there may arise conflicts of interest in his duties to the individual companies, which could potentially have an adverse effect upon the operations of EDL and the value of its stock.  Immediately after the distribution, both companies will have common shareholders, and James Durward is the controlling shareholder.

For example, Mr. Durward may direct Puroil to fund a business that competes directly or indirectly with EDL, which direction could cause the EDL competitor to force EDL out of business resulting in a total loss of the investors investment.  In another example, Mr. Durward could obstruct any EDL future financing attempts which, in the case where additional financing was needed, could cause EDL to fail.  Mr. Durward owns 91.7% of the stock of Puroil and Puroil owns 66.7% of EDL.  Mr. Durward also will own an additional 550,400 Units after the Distribution.  This means that Mr. Durward, directly and indirectly, owns or controls all of the 12 million shares of EDL that are not being distributed, plus 550,400 shares that he will receive personally from the distribution of 550,400 Units, for a total of 12,550,400 shares of EDL common stock, which represent 69.7% of the total issued and outstanding prior to the exercise of any warrants.

Mr. Durward, our President, Chief Financial Officer, and Director has similar capacities in other companies and will not be able to devote his full time to EDL and this may result in poor management and corporate performance overall.  Because of his other obligations, Mr. Durward could neglect EDL to the point that EDL goes out of business, resulting in a total loss of investor funds.

(11)

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND INDEMNITY RIGHTS, WHICH MAY MAKE IT DIFFICULT FOR PERSONS WHO INTEND TO SUE THEM TO HAVE ANY CHANCE OF SUCCESS OR COLLECTION OF DAMAGES FROM THEM.

The laws of the Province of Alberta and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity.  The effect of these provisions could be to dissuade lawsuits against our officers and directors.

 (12)

CURRENT MANAGEMENT IS NOT IN FULL TIME ATTENDANCE.

Mr. Durward, our President, CFO and Director has similar capacities in other companies and will not be able to devote his full time to management of our Company and this may cause an adverse effect on the potential success of our Company.

Since Mr. Durward controls the management decisions of our Company, this could result in poor management overall which could further result in the failure of the Company and the loss of your entire investment.

James Durward devotes approximately twenty-five percent (25%) of his time to the business of EDL and the remainder of this time to his other business interests as set out below.  The 25% time allocation is not guaranteed or contractual and Mr. Durward has the ability to allocate time on an “as required” basis which may result in him devoting no time to EDL affairs.  Mr. Durward regularly works 70 to 80 hours per week and devotes approximate 45 hours a week to other companies’ business and he considers himself a full-time employee of Unitech Energy Corp., of which he is president and a director.

Mr. Durward is also a director, officer and principal shareholder of LogSearch, Inc., a Nevada corporation that has filed a Form SB-2 registration statement with the SEC, which is currently pending.

RISKS RELATED TO THIS OFFERING AND OUR STOCK

(1)

WE HAVE NEVER PAID ANY CASH DIVIDENDS AND NONE ARE ANTICIPATED IN THE FORESEEABLE FUTURE, SO YOU MAY NEVER REALIZE ANY RETURN ON YOUR INVESTMENT.

Since Emission Differentials Ltd. does not anticipate that it will pay dividends, the investor will only profit by the increase in value of his shares, which increase may not occur, and a sale of the shares.

Our profits, if any, during the next several years will necessarily be used to develop and possibly expand our business.

(2)

THERE IS NO MARKET FOR THE COMMON STOCK AND NONE MAY EVER DEVELOP, SO YOU MAY HAVE NO LIQUIDITY FOR YOUR SHARES.

The most recent price for our shares was $0.0022 which was paid by our affiliated parent company, Puroil, in April, 2004.  Because this was a non-arm’s length transaction, the share price may not be representative of the true value underlying the shares.

Even after the distribution of the shares is completed, there is no assurance a market will develop.  If a market does develop for the common stock, at best, it may only qualify for trading on the Pink Sheets or OTC Bulletin Board operated by the NASD, which may result in the risk of very minimal trading volume and liquidity for the shares. There are no listing standards or listing requirements for companies whose securities trade on the Pink Sheets. In order to have our shares quoted on the OTC/BB, we would need to have a market maker file an application on our behalf. Currently, we have not retained or contacted any market makers for this purpose and therefore cannot confirm that our common stock will be quoted on the OTC/BB.

(3)

OUR STOCK WILL LIKELY BE LOW PRICED AND, THEREFORE, NOT LIQUID.

The most recent share price for our stock was $0.0022.  It is likely that our common stock will trade below $5.00 per share, and as a result, we would be subject to the Securities Enforcement and Penny Stock Reform Act of 1990 (the “Penny Stock Rules”).  The Penny Stock Rules may adversely affect the market liquidity for our common stock by limiting the ability of broker-dealers to sell our common stock and the ability of those receiving shares in this offering to sell their securities in the secondary market, if one should develop.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market.  The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks.

(4)

POTENTIAL FUTURE SALES PURSUANT TO RULE 144 COULD RESULT IN SIGNIFICANT ADDITIONAL NUMBER OF SHARES BEING AVAILABLE FOR SALE ON THE OPEN MARKET, WHICH COULD HAVE A DEPRESSING EFFECT UPON THE PRICE OF THE COMMON STOCK, SHOULD A MARKET FOR THE STOCK EVER DEVELOP.

Of the 18,000,000 shares of Emission Differentials Ltd.’s common stock outstanding prior to this Offering, all are “restricted securities”, as that term is defined  under Rule 144 promulgated under the Securities Act of 1933 (the “Act”).  In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell, within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale.  Rule 144 also permits the sale of shares, without any quantity limitation, by a person who is not an affiliate of the Company and who has beneficially owned the shares a minimum period of two years.  Hence, the possible sale of these restricted shares may, in the future, dilute an investor’s percentage of free-trading shares and may have a depressive effect on the price of Emission Differentials Ltd.’s common stock. The 6,000,000 shares that are part of the 6 million Units registered under this prospectus may only be sold pursuant to this offering. The 3,000,000 shares to be issued upon exercise of the 6,000,000 Warrants, of which there can be no assurance, and 11,449,400 of the remaining 12,000,000 shares are held by affiliates and subject to the restrictions of Rule 144; 550,600 of the remaining 12,000,000 shares will be distributed to our President, Mr. Durward, as part of the distribution to the Puroil shareholders and will not be available for re-sale under Rule 144.  (See “Certain Transactions”).

(5)

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF COMMON STOCK.

Pursuant to the Business Corporations Act (Alberta) and EDL’s Articles of Incorporation, EDL is authorized to issue an unlimited number of preferred stock with the rights, preferences, privileges and restrictions thereof to be determined by our Board of Directors.  Preferred stock can thus be issued without the vote of the holders of common stock.  Rights could be granted to the holders of preferred stock which could reduce the attractiveness of EDL as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of common stock.  No preferred stock is currently outstanding, and we have no present plans for the issuance of any shares of preferred stock.

(6)

WE WILL HAVE TO MAINTAIN CURRENT PROSPECTUS FOR WARRANTS TO BE EXERCISABLE, AND IF WE DO NOT, YOU WILL NOT BE ABLE TO EXERCISE YOUR WARRANTS AND THEY MAY BECOME WORTHLESS.

Furthermore, the EDL shares underlying these Warrants, which are registered pursuant to this registration statement, may not be issued unless we maintain a current prospectus.

The shares of common stock issuable upon exercise upon exercise of the Warrants have been registered with the Securities and Exchange Commission.  The Warrant Agent Agreement, pursuant to which the Warrants will be issued, provides for the extension of the exercise period of the Warrants by EDL upon fulfillment of certain notice provisions to the Warrant holders.  We will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants.  We have undertaken to make filings and to use our best efforts to cause such post-effective amendment is not filed or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants, and they may become worthless.

The EDL shares underlying these Warrants are registered pursuant to this registration statement.

See “DESCRIPTION OF SECURITIES – Warrants”.

(7)

EDL ANTICIPATES THE ISSUANCE OF ADDITIONAL SECURITIES IN THE FUTURE, WHICH COULD HAVE THE EFFECT OF DILUTING THE INTEREST OF SHAREHOLDERS AND POTENTIALLY HAVING AN ADVERSE EFFECT ON THE VALUE OF THE STOCK.

EDL contemplates issuing its securities in exchange for ERC’s.  The ERC’s could ultimately prove to be of no value and, as such, the securities issued for ERC’s could be highly dilutive to the Company’s shareholders.

Shareholders that exercise Warrants may not be able to sell the underlying stock in States or Provinces where the Warrants have not been qualified and this may result in the inability of the shareholder to sell the shares acquired via Warrant exercise.

This could mean that a shareholder would have invested the exercise price of the shares without being able to liquidate those shares because they are not qualified for trading.  This, in turn, means that the investor may never recover any of the funds used to acquire the warrant exercise shares and may lose this entire investment.

USE OF PROCEEDS

Emission Differentials Ltd. will not receive any proceeds from the distribution of the Units held by our parent company as we have already received the funds attributable to the Units previously issued to our parent company.  Any funds received from exercise of the Warrants, of which there is no assurance, will be allocated for general working capital purposes.  In the case where there are no Warrants exercised, EDL will receive no funds from the Warrant exercise.

We will pay for the cost of registering the shares of common stock in this offering, which we estimate to be $12,000.00.  Any proceeds which may be received as a result of the exercise of Warrants, up to the full $150,000.00, will be used for general corporate working capital purposes.

Since the exercise of any or all of the Warrants is not assured, and there are no indications that any exercise, in whole or part, will take place, management does not believe it can properly plan for the use of such funds.

DETERMINATION OF OFFERING PRICE

Since this Distribution is a dividend of outstanding Units held by Puroil Technology Inc., an existing stockholder of Emission, there is no offering price and no dilution to existing shareholders of Emission. The offering price for the resale of the Units by the shareholders of Puroil Technology has been set at $0.05 per share.

The sole factor considered in determining this offering price is the risk associated with the funding of a start-up company as perceived by Puroil’s management which is solely based on Mr. Durward’s experience. If all of the 6,000,000 Units offered for re-sale were sold at $0.05, the selling shareholders would receive in the aggregate $300,000 compared to the $79,000 in initial capital that was provided for Emission.

There is the potential for warrant exercise that could result in an additional 3,000,000 shares of common stock being issued at an exercise price of $0.05 per share. Any warrant exercise, in whole or part, would provide EDL with $0.05 per share of common stock issued or $150,000 in the aggregate. Mr. Durward solely determined the exercise price of the Warrants based on what he believed represented the price at which potential preferred shareholders of Puroil would agree to. The offering price of the Units being offered by the selling shareholders was determined in the same manner.

DILUTION

There is no dilution in share value to either Puroil Technology or its shareholders who will be receiving the Units through this Distribution, since no new shares are being issued by Emission Differentials Ltd.  Exercise of the Warrants could result in ownership dilution to EDL shareholders who do not exercise Warrants, as newly issued shares of common stock will be received by exercising Warrant holders.

“Dilution” represents the difference between the price per share paid by current shareholders and the net tangible book value per share immediately after the conversion of the 6,000,000 currently outstanding Warrants.  There can be no assurance that any Warrants will be converted, but for purposes of this dilution discussion and analysis, it will be assumed that all of the 6,000,000 Warrants will be converted into 3,000,000 shares of common stock, and $150,000 is paid to EDL.

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets in the Company from its total assets.  Dilution arises mainly from the arbitrary decision by the Company as to the conversion price per share of the shares to be issued upon conversion of the Warrants.

Dilution of the value of the shares purchased by the Warrant holders, upon conversion, will also be due to the lower book value of the shares presently outstanding.

As of April 30, 2004, the net tangible book value of the currently outstanding shares of the Company (total assets, excluding intangible assets, less total liabilities, excluding contingent liabilities) was $39,770, or approximately $0.002 per share (based upon 18,000,000 shares outstanding).

Upon conversion of all of the Warrants outstanding (6,000,000), of which there can be no assurance, but without taking into account any change in such net tangible book value after completion of this offering, the net tangible book value of the 21,000,000 shares to be outstanding will be $189,770, or approximately $0.009 per share.  Accordingly, the net tangible book value of the shares held by the present shareholders of the Company (i.e. 18,000,000 shares) will be increased by $.007 per share without any additional investment on their part, and the Warrant holders who exercise their Warrants will incur immediate dilution (a reduction in net tangible book value per share from the offering price of $.05 per share) of approximately $.041 per share.

After conversion of all of the Warrants, of which there can be no assurance, and the issuance of a total of 3,000,000 shares of common stock, the converting Warrant holders will own approximately 14% of the total number of shares then outstanding, for which they will have made a cash investment of $150,000 or $.05 per share.  The current shareholders of the Company will own approximately 86% of the total number of shares then outstanding, for which they have made contributions of cash totaling $39,770, or approximately $.002 per share.  The following table sets forth a comparison of the respective investments of the current shareholders and the new shareholders.

	CURRENT SHAREHOLDERS	NEW SHAREHOLDERS (1)
Price per Share	$.002	$.05
Capital Contributions	$40,000	$150,000
Net tangible book value per Share before Offering	$.002
Net tangible book value per Share after Offering	$.009	$.009
Increase to current shareholders in net tangible book value per Share due to Offering	$.007
Dilution per Share to new shareholders		$.041

(1)  Warrant holders who exercise their Warrants, up to 3,000,000 Warrants by tendering two (2) Warrants and $.05 for one (1) share of common stock.

In the event Warrants are exercised, the Company may have an obligation to amend this registration in order to present current material information, including financial information.

SELLING SHAREHOLDERS

Puroil Technology Inc., our parent company and existing shareholder, owns 100% of our outstanding Common Stock prior to, and will own 66.7% after, this Distribution, assuming no Warrants are converted, of which there can be no assurance.  EDL is not selling new treasury securities pursuant to this registration statement but this Distribution does constitute a sale of securities, for which EDL will receive no consideration.  Puroil is registering and distributing as a dividend to its shareholders 6 million Units, which consist of 6 million shares of EDL common stock and 6 million common share purchase warrants for the purchase of 3 million shares of common stock.  The resale of the Units by Puroil’s shareholders is also being registered.  The selling shareholders are as follows:

			Common Shares pre- Offering	Common Shares post- Offering	Warrants pre- Offering	Warrants post- Offering	Shares Underlying Warrants pre-offering	Shares underlying Warrants post-offering

	Last Name	First Name
1	Alberding	Joe	500	0	500	0	250	0
2	Albert	Richard	500	0	500	0	250	0
3	Albery	Malcolm**	810,500	0	810,500	0	405,250	0
4	Amery	Sine	500	0	500	0	250	0
5	Bahr	Leon	500	0	500	0	250	0
6	Baker	Neil	500	0	500	0	250	0
7	Baker	Claudia	500	0	500	0	250	0
8	Beeman	D. Robb	500	0	500	0	250	0
9	Bosch	Syd	500	0	500	0	250	0
10	Brundrit	D. Roger	500	0	500	0	250	0
11	Bryksa	Haley**	540,500	0	540,500	0	270,250	0
12	Bucci	Joe	500	0	500	0	250	0
13	Cook	Joanne	500	0	500	0	250	0
14	Cozac	Darryl	800	0	800	0	400	0
15	Crous	Christiaan	500	0	500	0	250	0
16	Curry	Dave	500	0	500	0	250	0
17	Dalla Longa	Dan	500	0	500	0	250	0
18	Dubois	Gustav	500	0	500	0	250	0
19	Fitzgerald	Lavana	500	0	500	0	250	0
20	Forezli	Miguel	500	0	500	0	250	0
21	Funfer	D'arcy	500	0	500	0	250	0
22	Gaunt	Jennifer	500	0	500	0	250	0
23	Gilmour	Gordon	500	0	500	0	250	0
24	Graham	Richard**	675,500	0	675,500	0	337,750	0
25	Granacher	Franz	500	0	500	0	250	0
26	Haigh	Jacqueline	500	0	500	0	250	0
27	Halaburda	Jean	500	0	500	0	250	0
28	Hall	Graeme	500	0	500	0	250	0
29	Hall	Tyler	500	0	500	0	250	0
30	Hanley	James	500	0	500	0	250	0
31	Harley	Janelle	500	0	500	0	250	0
32	Hebron	Glenn	500	0	500	0	250	0
33	Henchall	Gordon	400	0	400	0	200	0

34	Henchall	Shairole	400	0	400	0	200	0
35	Heughan	Dave	500	0	500	0	250	0
36	Hodgson	John	500	0	500	0	250	0
37	Holt	Peter	500	0	500	0	250	0
38	Hopkins	Michael	500	0	500	0	250	0
39	Jacobson	Robyn	400	0	400	0	200	0
40	James	Lori	500	0	500	0	250	0
41	Johnson	Kristine	500	0	500	0	250	0
42	Kohut	Ken	500	0	500	0	250	0
43	Kramer	Katherine	500	0	500	0	250	0
44	Lancaster	Karen	500	0	500	0	250	0
45	L'Amarca	Tony	500	0	500	0	250	0
46	Lambo	Zig	500	0	500	0	250	0
47	Laustsen	Dana	400	0	400	0	200	0
48	Lazarchuk	Nick	500	0	500	0	250	0
49	Lee	Robert	500	0	500	0	250	0
50	Levine	Susan	500	0	500	0	250	0
51	Levine	Jonathan	500	0	500	0	250	0
52	Lindberg	Dean	400	0	400	0	200	0
53	Makhlouf	Magdy	500	0	500	0	250	0
54	Marquardt	George	500	0	500	0	250	0
55	Martens	Eric**	540,500	0	540,500	0	270,250	0
56	McIntyre	Lawrie	500	0	500	0	250	0
57	McKenna	Bernard	500	0	500	0	250	0
58	McMahon	Maureen	500	0	500	0	250	0
59	Morrill	Mark	500	0	500	0	250	0
60	Nelson	Duane	400	0	400	0	200	0
61	Onilov	Ilie	500	0	500	0	250	0
62	O’Shea	Sheila	500	0	500	0	250	0
63	Payne	Shawn	500	0	500	0	250	0
64	Poli	Seann	500	0	500	0	250	0
65	Poli-Huber	Carlanne	400	0	400	0	200	0
66	Rana	Zahir	500	0	500	0	250	0
67	Rawnsley	Patricia	400	0	400	0	200	0
68	Reed	John	400	0	400	0	200	0
69	Remenda	Dan	500	0	500	0	250	0
70	Rix	Gordon**	675,500	0	675,500	0	337,750	0
71	Runions	Neil	400	0	400	0	200	0
72	Saunders	Chris	400	0	400	0	200	0
73	Schaper	Christa**	675,500	0	675,600	0	337,800	0
74	Schlager	Marty	400	0	400	0	200	0
75	Schuler	Cameron	500	0	500	0	250	0
76	Schuler	Laura	500	0	500	0	250	0
77	Sillito	Sandi	500	0	500	0	250	0
78	Singh	Prem	500	0	500	0	250	0
79	Skulmoski	Gordon	300	0	300	0	150	0

80	Spilker	Mark	500	0	500	0	250	0
81	Stark	Stacey	500	0	500	0	250	0
82	Stone	Susan	500	0	500	0	250	0
83	Stone	Carolyn	500	0	500	0	250	0
84	Sullivan	Mike	500	0	500	0	250	0
85	Tang	Thomas	500	0	500	0	250	0
86	Taylor	Larry	400	0	400	0	200	0
87	Taillieu	Wilf	500	0	500	0	250	0
88	Taillieu	Mavis	500	0	500	0	250	0
89	Tse	Victor	500	0	500	0	250	0
90	Tycolis	Tim	500	0	500	0	250	0
91	Ubhi	Dr. Perminder	400	0	400	0	200	0
92	Van de Pol	John	500	0	500	0	250	0
93	Villecourt	Denise	500	0	500	0	250	0
94	Villecourt	Rita	500	0	500	0	250	0
95	Vlahovic	Milic**	675,600	0	675,500	0	337,750	0
96	Vlahovic	Mashan	500	0	500	0	250	0
97	Wakaruk	Chris	500	0	500	0	250	0
98	Warness	Jadden	500	0	500	0	250	0
99	Warness	Dr. Stajen**	810,500	0	810,500	0	405,250	0
100	Westersund	Dr. Curtis	500	0	500	0	250	0
101	Whelan	Mark	500	0	500	0	250	0
102	Williams	J Andrew and Iris M	400	0	400	0	200	0
		TOTALS	6,000,000	0	6,000,000	0	3,000,000	0

** Identifies the selling shareholder as a holder of shares of Puroil’s Class A Preferred Stock.

The selling shareholders will be considered underwriters under federal securities laws.

Selling Shareholder Addresses

Alberding	Joe	55 Bearspaw Pointe Pl.	Calgary	AB	T3L 2P5
Albert	Richard	1769 - 8th. Ave. NW	Calgary	AB	T2N 1C5
Albery	Malcolm	920 Crescent Blvd. SW	Calgary	AB	T2S 1L5
Amery	Sine	#112, 2675 - 36 St. NE	Calgary	AB	T1Y 6H6
Bahr	Leon	#10 Royal Oak Cove NW	Calgary	AB	T3G 4X7
Baker	Neil	251145 Range Road 33	Calgary	AB	T3Z 1K7
Baker	Claudia	251145 Range Road 33	Calgary	AB	T3Z 1K7
Beeman	D. Robb	151 Waterloo Dr. SW	Calgary	AB	T3C 1G4
Bosch	Syd	#426 Garrison Square SW	Calgary,	AB	T2T 6B4

Brundrit	D. Roger	6201 - 400 Eau Claire Ave. SW	Calgary	AB	T2P 4X4
Bryksa	Haley	56 Strathcona Close SW	Calgary	AB	T3H 1L3
Bucci	Joe	927 Drury Ave. NE	Calgary	AB	T2E 0M3
Cook	Joanne	#210, 815-10th. Ave. SW	Calgary	AB	T2R 0B4
Cozac	Darryl	P.O. Box 313	Balzac	AB	T0M 0E0
Crous	Christiaan	123 Chinook Drive SW	Calgary	AB	T2V 2P8
Curry	Dave	#610, 736-6th. Ave. SW	Calgary	AB	T2P 3T7
Dalla Longa	Dan	#1420, 122-4th. St. SW	Calgary	AB	T2R 1M1
Dubois	Gustav	126 Saguenay Drive	Saskatoon	SK	S7K 4E2
Fitzgerald	Lavana	311 Scenic Glen Place NW	Calgary	AB	T3L 1J4
Forezli	Miguel	1438-17 Ave. SW	Calgary	AB	T2T 0C8
Funfer	D'arcy	1302 Counsel Way SW	Calgary	AB	T2T 1X7
Gaunt	Jennifer	204, 2417-17St SW	Calgary	AB	T2T 4M9
Gilmour	Gordon	512 Willow Park DR. SE	Calgary	AB	T2J 0L2
Graham	Richard	424-42nd. St. SW	Calgary	AB	T3C 1Y3
Granacher	Franz	442 Village Drive	Sherwood Park	AB	T8A 4J9
Haigh	Jacqueline	122 Scanlon Hill NW	Calgary	AB	T3L 1K9
Halaburda	Jean	P.O. Box 630	High River	AB	T0G 1E0
Hall	Graeme	509 Stewart St.	Winnipeg	MB	R3K 1T4
Hall	Tyler	509 Stewart St.	Winnipeg	MB	R3K 1T4
Hanley	James	3825-10St. SW	Calgary	AB	T2T3J2
Harley	Janelle	1034 - 17th. Avw. SE	Calgary	AB	T2G 1J8
Hebron	Glenn	37 Lissington Drive SW	Calgary	AB	T3E 5C9
Henchall	Gordon	#43, 714 Willow Park Dr. SE	Calgary	AB	T2J 0L8
Henchall	Shairole	5614-a Burbank Road SE	Calgary	AB	T2H 1Z4
Heughan	Dave	176 Douglasview Road SE	Calgary	AB	T2Z 2S1
Hodgson	John	# 200, 4393 - 14 St. NE	Calgary	AB	T2E 7A9
Holt	Peter	#3, 2554 Cornwall Ave.	Vancouver	BC	V6K 1C2
Hopkins	Michael	2902 Marquette St. SW	Calgary	AB	T2T 3E3
Jacobson	Robyn	159 Shawinigan Drive SW	Calgary	AB	T2Y 2W8
James	Lori	947 Sierra Morena Pl SW	Calgary	AB	T3H 2W2

Johnson	Kristine	113 Shawbrooke Green SW	Calgary	AB	T2Y 3B8
Kohut	Ken	#708, 300 Meredith Road NE	Calgary	AB	T2E 7A8
Kramer	Katherine	338 Diamond Drive SE	Calgary	AB	T2J 7E3
Lancaster	Karen	3202-24A St. SW	Calgary	AB	T3E 1N6
L'Amarca	Tony	428-19th. Ave. NE	Calgary	AB	T2E 1P3
Lambo	Zig	1828 SE Elliott Ave.	Portland	OR	97214
Laustsen	Dana	2375 Longride Dr. SW	Calgary	AB	T3E 5N7
Lazarchuk	Nick	24 Windermere Road SW	Calgary	AB	T3C 3K1
Lee	Robert	16 Midcrest Rise SE	Calgary	AB	T2X 1B7
Levine	Susan	P.O. Box 2621, Station M	Calgary	AB	T2P 3C1
Levine	Jonathan	P.O. Box 2621, Station M	Calgary	AB	T2P 3C1
Lindberg	Dean	34 Biggar Heights Close NW	Calgary	AB	T3R 1H3
Makhlouf	Magdy	174 Edge Brook Close NW	Calgary	AB	T3A 3W7
Marquardt	George	49 Woodpath Terrace SW	Calgary	AB	T2W 5Z5
Martens	Eric	109 - 3rd. St. South	Cranbrook	BC	V1C 1E7
McIntyre	Lawrie	1600 Beaconsfield Crescent	Comox	BC	V9M 1A9
McKenna	Bernard	4 Dalroy Crescent NW	Calgary	AB	T3A 1G3
McMahon	Maureen	1040 Lysander Dr. SE	Calgary	AB	T2C 1S1
Morrill	Mark	130 Riverview Circle	Cochrane	AB	T0L 0W4
Nelson	Duane	76 Almendral Drive	Atherton	CA	94027
Onilov	Ilie	220 Cedardale Pl. SW	Calgary	AB	T2W 5J2
O'Shea	Sheila	Box 48074 Midlake PO	Calgary	AB	T2X 3C9
Payne	Shawn	2315 - 5th. St. NE	Calgary	AB	T2E 3X6
Poli	Seann	106 Scenic Glen Close NW	Calgary	AB	T3L 1J3
Poli-Huber	Carlanne	3110 - 41st Street SW	Calgary	AB	T3E 3L1
Rana	Zahir	1720 Radisson Dr. SE	Calgary	AB	T2A 1Z8
Rawnsley	Patricia	5203 Grove Hill Road SW	Calgary	AB	T3E 4G7
Reed	John	150 Cumberland St. Box 1343	Lunenburg	NS	B0J 2C0
Remenda	Dan	#1000, 321-6th. Ave. SW	Calgary	AB	T2P 3H3
Rix	Gordon	947 Sierra Morena Pl SW	Calgary	AB	T3H 2W2

Runions	Neil	16 Woodstock Road SW	Calgary	AB	T2W 5V8
Saunders	Chris	Suite 401, 603-7th. Ave. NE	Calgary	AB	T2E 0N4
Schaper	Christina	911 Canfield Cres. SW	Calgary	AB	T2W 1K5
Schlager	Marty	3 Cimaron Way	Okotoks	AB	T1S 1M7
Schuler	Cameron	654 Dalhousie Crescent	Edmonton	AB	T6M2T4
Schuler	Laura	654 Dalhousie Crescent	Edmonton	AB	T6M2T4
Sillito	Sandi	401, 2305 17B ST SW	Calgary	AB	T2T 4S9
Singh	Prem	2114 Cliff St. SW	Calgary	AB	T2S 2G3
Skulmoski	Gordon	338 Diamond Drive SE	Calgary	AB	T2J 7E3
Spilker	Mark	#540, 700-6th. Ave. SW	Calgary	AB	T2P 0T8
Stark	Stacey	920-31 Ave. NW	Calgary	AB	T2K 0A5
Stone	Susan	37 Lissington Drive SW	Calgary	AB	T3E 5C9
Stone	Carolyn	3231 - 7th. St. SW	Calgary	AB	T2T 2X8
Sullivan	Mike	2114 Cliff St. SW	Calgary	AB	T2S 2G3
Tang	Thomas	192 Hawkwood Drive NW	Calgary	AB	T3G 3M9
Taylor	Larry	201, 29 Templeton Drive	Vancouver	BC	V5L 4M9
Taillieu	Wilf	7221 Roblin Blvd.	Headingley	MB	R4H 1A4
Taillieu	Mavis	7221 Roblin Blvd.	Headingley	MB	R4H 1A4
Tse	Victor	97 Sinclair Cres. SW	Calgary	AB	T2W 0M1
Tycolis	Tim	29 Mackay Dr. SW	Calgary	AB	T2V 2A4
Ubhi	Dr. Perminder	157 Sunwood Place SE	Calgary	AB	T8A 4J9
Van de Pol	John	137 Shawnee Court SW	Calgary	AB	T2Y 1V9
Villecourt	Denise	75 Sienna Hills View SW	Calgary	AB	T3H 2Y8
Villecourt	Rita	13711-149 Ave.	Edmonton	AB	T6V 1R2
Vlahovic	Milic	7827 - 147 Ave.	Edmonton	AB	T5C 2T3
Vlahovic	Mashan	56 Strathcona Close SW	Calgary	AB	T3H 1L3
Wakaruk	Chris	1034 - 17th. Ave SE	Calgary	AB	T2G 1J8
Warness	Jadden	2847-43St. SW	Calgary	AB	T3E 3N8
Warness	Dr. Stajen	Suite 3, 2308 - 24 St SW	Calgary	AB	T2T 5H8

Westersund	Dr. Curtis	#255, 801-6th. St. SW	Calgary	AB	T2P 3V8
Whelan	Mark	Suite 301, 855-8th. Ave. SW	Calgary	AB	T2P 3P1
Williams	J. Andrew and Iris M.	48 MacEwan Park Manor NW	Calgary	AB	T3K 4G6

PLAN OF DISTRIBUTION

General

100% of the outstanding common stock of Emission Differentials Ltd. is presently owned by Puroil Technology Inc. which is a venture capital company.  Puroil Technology Inc. shareholders will not be required to pay for shares of our common stock received in the Distribution or to exchange shares of Puroil Technology Inc. in order to receive our common stock.  After the Distribution and exchange described in this prospectus, the holders of both the Puroil common stock and the Class A Preferred Stock will retain their ownership of their respective shares.

There are three (3) separate transactions covered in this registration statement:

1.

The distribution by Puroil of 6 million Units to the Puroil Common and Class A Preferred shareholders.

Puroil Technology Inc. will distribute to its shareholders 6 million Units, which consist of 6 million shares of Emission common stock and 6 million warrants for the purchase of an additional 3 million shares of Emission common stock. The 6 million shares of common stock that are part of the 6 million Units represent 33.3% of Puroil’s 18,000,000 shares of Emission common stock (see “Distribution”).  The Distribution will be made to holders of record of Puroil Technology Inc. preferred stock and common stock as of the close of business on April 1, 2004 on the basis of 90% of the 6,000,000 Units (5,400,000 Units) being distributed to Puroil’s Class A Preferred shareholders and 10% of the Units (600,000 Units) being distributed to Puroil’s common shareholders.  The Puroil common shareholders will receive 1 Unit for every five shares of Puroil Technology Inc. common stock held.  The Puroil Class A Preferred shareholders will receive 5,400 Units for each share of Class A Preferred Stock held.  The rate of distribution for the Units was negotiated by Puroil and its holders of Class A Preferred Stock.

Puroil acquired the 18,000,000 Shares of the Common Stock and 6,000,000 Warrants of Emission Differentials Ltd. on April 20, 2004 for a total cost of $40,000, or approximately $.0022 per share of Common Stock.  After the distribution, Mr. Durward, president of Emission Differentials Ltd., will, directly and indirectly, control approximately 69.7% of the total issued and outstanding shares of EDL common stock, assuming there are no Warrants exercised.

The 12 million shares of EDL common stock owned by Puroil that are not part of the Distribution are referred to as the “Held Stock”.  The Units and the Held Stock collectively, total 18,000,000 shares of EDL common stock and 6 million warrants to purchase an additional 3 million shares of EDL common stock, and 21,000,000 shares, assuming all of the warrants are exercised, of which there is no assurance.  Puroil will distribute to its shareholders the Units (see “Distribution”).  The distribution will be made to 8 (eight) holders of record of Puroil’s Class A Preferred Stock and one hundred and three (103) holders of record of Puroil common stock, such holders being of record as of the close of business on April 1, 2004.

The 6,000,000 shares of the common stock that are part of the Units being distributed to Puroil Technology Inc. shareholders will represent 33.3% of all the issued and outstanding shares of the common stock of Emission Differentials Ltd. before any warrant exercise, and 28.6% of all the issued and outstanding shares of the common stock of EDL, assuming all the Warrants are exercised and converted into an additional 3,000,000 shares of EDL common stock, of which there is no assurance.  After the registration, and assuming all warrants are exercised, of which there is no assurance, the management of EDL will, directly and indirectly, control approximately 61.1% of the total issued and outstanding common stock of EDL.

2.

The resale by the Puroil shareholders receiving the 6 million Units received from the Distribution.

The 6 million Units received under the Distribution by the Selling Security Holders identified in this registration statement are all being registered for resale in this registration statement.

Puroil will be deemed an underwriter under federal securities law in regard to the Distribution of the Units to Puroil shareholders. The Selling Security Holders will be deemed underwriters under federal securities law in regard to the resale of the Units.

3.

The offering by EDL of 3 million shares of common stock of EDL underlying the 6 million Warrants.

The 3 million shares of EDL Common Stock underlying the 6 million Warrants are also being registered in this registration statement.  EDL will have an obligation to keep this prospectus current with material financial and other information during the Warrant exercise period.

Material Relationships

Emission Differentials Ltd. and Puroil Technology have a common President, Chief Financial Officer and member of their Board of Directors, namely James Durward, and as such, this individual controls both EDL and Puroil Technology Inc.

Mr. Durward owns 91.7% of the 3,000,000 common voting shares of Puroil and Puroil owns 100% of the 18,000,000 common shares of EDL before the distribution. Puroil will hold 66.7%, or 12,000,000 common shares of EDL after the Distribution.  This means Mr. Durward through his control of Puroil controls all of EDL’s common stock prior to the Distribution and 12,550,400 shares after the Distribution, which includes 550,400 shares from 550,400 Units that Mr. Durward will receive from the Distribution as a shareholder of Puroil common stock. Mr. Durward does not own any of Puroil’s Class A Preferred Stock.

Mr. Durward shares are not being registered in this registration statement and are restricted from being resold except pursuant to an effective registration statement under the Securities Act of 1933.

Manner of Distribution

Pursuant to the plan of Distribution, Puroil Technology Inc. will distribute to its shareholders 6,000,000 Units on the basis of 90% of the Units (5,400,000 Units) being distributed to Puroil’s Class A Preferred shareholders and 10% of  the Units (600,00 Units) being distributed to Puroil’s common shareholders.  The Puroil common shareholders will receive one Unit for each five shares of Puroil Technology Inc. common stock held.  The Puroil Class A Preferred shareholders will receiver 5,400 Units of EDL common stock for each Class A Preferred share held.

The aforementioned ratios of Units to Puroil common shareholders and Puroil Preferred A shareholders was determined by negotiation between Puroil and the Preferred A shareholders.  Mr. Durward conducted the negotiations on behalf of Puroil.  Mr. Durward calculated the percentage of Units to be distributed by estimating the maximum amount of dilution the investors would accept.  At the time of these negotiations the investors had not yet purchased their respective shares of Puroil Preferred Class A shares.

On April 1, 2004 Puroil Technology Inc. had issued and outstanding 3,000,000 common shares and 1,000 Class A Preferred shares and 750 Class B Preferred shares.  On April 1, 2004, Puroil Technology Inc. had 103 common shareholders and 13 preferred shareholders of record.

The Units will be distributed by dividend to the Puroil Class A preferred shareholders and the Puroil common shareholders only, because the Puroil Class B and Class C Preferred Stock have no interest in the shares of EDL, as such classes are related to separate transactions Puroil is engaged in with two (2) separate and distinct companies.

 Upon the distribution of the Units to the Puroil shareholders, no certificates representing the Units, the shares of common stock, or the warrants will be issued by the transfer agent. The Distribution will be completed by recording the transfer of the Units on the books and records of Emission by its transfer agent. Emission Differentials has made arrangements with its transfer agent that, following the distribution of the Units to the Puroil shareholders, no resale of the Units by such shareholders shall take place without compliance with the prospectus delivery requirements of the Securities Act of 1933. Only upon completion of the prospect delivery requirements by the selling shareholders (i.e. the Puroil shareholders) and the sale of the Units held by a selling shareholder shall any certificates be issued and delivered to the buyer.

Tax Consequences of Puroil Technology Inc. Distribution

Puroil believes the following are the material United States federal and Canadian income tax consequences expected to result from the Distribution under currently applicable law. The following discussion is intended as general information only. It may not be applicable to stockholders who are neither citizens nor residents of the United States. It does not discuss the state, local and foreign tax consequences of the distributor. Stockholders should consult their own tax advisors regarding the consequences of the distribution in their particular circumstances under federal, state, local and foreign tax laws.

Puroil will recognize a gain or loss based upon the fair market value of the Units at the date of the Distribution. This gain or loss is measured by the difference between Puroil Technology Inc.’s tax basis in the Units and the fair market value of the Units.

As a result of Puroil Technology Inc. having no current or accumulated earnings and profits allocable to the Distribution no portion of the amount distributed will constitute a dividend for federal income tax purposes.

Therefore, no portion of the amount received constitutes a dividend, and will not be eligible for the dividends-received deduction for corporations. Each Puroil Technology Inc. stockholder will have a tax basis in the Units equal to the fair market value of the the Units distributed on the Distribution date. The Distribution is not taxable as a dividend. The distribution will be treated as a tax-free return of capital to the extent that the fair market value of such portion of the amount received does not exceed the stockholder's basis in the Puroil Technology Inc. Common Stock held, and as a capital gain if and to the extent that the fair market value of such portion is greater than such tax basis.

Any taxes payable by any recipient of any Units in the Distribution will be the responsibility of such recipient.

Blue Sky Laws

This Distribution is not being made in any jurisdictions of the United States or Canada where this Distribution would not be in compliance with the securities or blue sky laws of such jurisdiction. This prospectus will be delivered to those shareholders of Puroil Technology Inc. that beneficially own shares of Puroil Technology as of April 1, 2004.

This prospectus relates to the shares received in the Distribution to the Puroil Technology shareholders. The Distribution of the Units will be  made to Puroil shareholders without any consideration being paid and without any exchange of securities by the shareholders of Puroil Technology. Neither Puroil Technology nor EDL will receive any proceeds from the Distribution nor from the resale of any of the Units by any persons who may be deemed to be the underwriters.

A copy of this prospectus will be mailed to each Puroil Technology shareholder of record on April 1, 2004, together with the certificate representing the Units to which he  is entitled. Persons wishing to evaluate the Units being distributed to them should review this prospectus carefully.

Reason for the Distribution

The board of directors of Puroil Technology Inc. has decided that the Units in the hands of individual shareholders will provide more value to Puroil Technology shareholders than if corporately owned.  If at some future date the shares of Emission Differentials Ltd. common stock are publicly traded, then shareholders may determine for themselves on an individual basis whether they wish to sell their shares and obtain personal liquidity or wish to retain the shares for possible future potential.  There can be no assurance that the shares will be publicly traded or, if so, whether the market will provide any particular liquidity return to the shareholder.  Furthermore, EDL’s business plan contemplates the issuance of additional EDL shares in return for ERC’s and management believes that the ability to offer shares in a reporting issuer would make any proposed transactions more desirable for the owners of the ERC’s.  Additionally, if at some future date the shares of Emission Differentials Ltd. are publicly traded, there may be a better probability of the Warrants being exercised and additional funding being raised for EDL as a result of such exercise, of which there can be no assurance.

Costs of Distribution

Emission Differentials Ltd. estimates that the total cost of the Distribution will be approximately $12,000. Emission Differentials Ltd.  has agreed to pay all such costs.

Market Information

Our common stock is not traded on any exchange and there is no public market for our securities.

We plan to eventually seek approval for our common stock to be quoted on the OTC/BB Bulletin Board (“OTC/BB”), once the registration statement in which this prospectus is included becomes effective.  We cannot guarantee that we will obtain such approval.  There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if it is, that any particular price can or will be established or maintained.

A market maker sponsoring a company’s securities is required to obtain a quotation of the securities on any of the public trading markets, including the OTC/BB”.  If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.  We may be unable to locate a market maker that will agree to sponsor our securities.  Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation on the OTCBB.

We intend to apply for quotation of the securities on the OTCBB, but there can be no assurance that we will be able to obtain this quotation.  The OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange.  Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stock.  Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

However, broker dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker dealers who make a market in a “penny stock”.  A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  Assuming we get our shares listed for trading, purchases and sales or our shares are expected to be generally facilitated by NASD broker dealers who will act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker dealers may discourage broker dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

Under the penny stock regulations, a broker dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker dealer or the transaction is otherwise exempt.  A broker dealer is also required to disclose commissions payable to the broker dealer and the registered representative and current quotations for the securities.  Finally, a broker dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

As of March 31, 2004, we had 18,000,000 shares of common stock and 6,000,000 common stock purchase Warrants outstanding, held by one stockholder: our parent company, Puroil Technology Inc.  Upon completion of this Distribution, all common shares held by Puroil will be restricted securities than cannot be sold or publicly-traded in the absence of a registration statement, or an exemption therefrom.

None of the shares EDL owned or controlled by Mr. Durward are being registered in this registration statement and all of such shares will be restricted from resale, except pursuant to an effective registration statement or pursuant to an applicable exemption from registration pursuant to rules passed under the Securities Act of 1933. One such possible exemption is Rule 144, which would allow Mr. Durward, an affiliate of Emission, to sell every ninety (90) days such number of shares of Emission that is equal to one percent (1%) of the total amount of Emission’s issued and outstanding shares. Such sales would have to be made through a licensed broker-dealer.

LEGAL PROCEEDINGS

Emission Differentials Ltd.  is not a party to any legal proceeding nor are we aware of any pending or threatened legal proceeding against us or any officer or director which might have any potentially adverse effect upon EDL.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position	Date Elected
James Durward Suite 1250, 520-5th Ave S.W, Calgary, Alberta, T2P 3R7, Canada	50	President, CFO, Director	April 20, 2004

Ryan Sayers Suite 1250, 520-5th Ave S.W, Calgary, Alberta, T2P 3R7, Canada	28	Secretary, Director	April 20, 2004

James Durward has served as EDL’s President, Chief Financial Officer and Director since our formation on April 20, 2004.  From October, 1999 to the present Mr. Durward has also been the CEO of Unitech Energy Corp., an energy-related image analysis concern, which is a Nevada corporation that has filed a Form SB-2 registration statement with the SEC, which is currently pending.

James Durward devotes approximately twenty-five percent (25%) of his time to the business of EDL and the remainder of his time to his other business interest, as set forth below.  Mr. Durward regularly works 70 to 80 hours per week and devotes approximately 45 hours a week to Unitech and affiliated companies and their respective businesses, so he is a full-time employee of Unitech.

Mr. Durward currently allocates approximately 60% of his time to Unitech and LogSearch Inc., approximately 5% of his time to Puroil and approximately 10% of his time to Panoshan Marketing Corp. (by virtue of a management arrangement between Puroil and Panoshan). From September, 1996 to September, 1999, Mr. Durward was President and CEO of International Datashare Corporation (“IDC”) (now merged with Divestco), a company listed on the Toronto Stock Exchange specializing in the creation of oil and gas databases and data analysis software.  In 1992, Mr. Durward was a founder and head of Business Development at Virtual Universe Corporation, a company specializing in graphical multi-used, real-time network applications.  Mr. Durward also has over 15 years experience in the formation and financing of private and public companies with past corporate finance activities on the various Canadian stock exchanges and the OTCBB.  Mr. Durward is a registered trader with CO2e.com, a global carbon trading initiative with offices in New York, Sydney Australia, London England, and Toronto.  To date Mr. Durward has not executed any emission-related trades.  Mr. Durward’s past management experience is relevant to the Company’s plans as described herein.  Mr. Durward is also a director, officer and principal shareholder of LogSearch, Inc., a Nevada corporation that has filed a Form SB-2 registration statement with SEC, which is currently pending.

Ryan Sayers is a Calgary businessman who has pursued a number of entrepreneurial interests over the past five years.  Mr. Sayers has had various interests in advertising, retailing, and financial services.  Since June 2002 Mr. Sayers has been the CEO and President of Actire Inc., an environmentally conscious company commercializing a new technology which converts used tires into diesel fuel, activated carbon and steel through an emission free process.  It is anticipated that part of Actire Inc.’s future business will be dealing with emission reduction credits should Actire ever generate ERC’s as a result of its operation.  It is not expected that this will create a conflict of interest with Mr. Sayer’s duties at EDL due to the fact that Actire would be generating emission reduction credits and EDL will be an aggregator of emission reduction credits. Mr. Sayers is not a full time employee of EDL and devotes less than five percent (5%) of his time, or approximately 1 hour per week, to the business of EDL.

Mr. Sayer’s past management experience is relevant to the Company’s plans as described herein.

The Directors are elected to serve until the next annual meeting of shareholders and until their successors have been elected.  Executive officers serve at the discretion of the Board of Directors.

Each of the foregoing persons may be deemed a “promoter” and “parent” of the Company as that terms is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

We have no external business advisors.  Our Auditor is Bateman & Co., 5 Briardale Court, Houston, Texas, 77027-2904, and our legal advisor is W. Scott Lawler, Esq., 1530 – Ninth Avenue Se Calgary, AB Canada T2G 0T7.

Board Practices

Board members serve one year terms and are voted in or out at the Annual General Meeting of the Company.  Mssrs. Durward and Sayers have served as Directors since April 20, 2004 (inception).  There are no compensation of benefit plans for any directors and there are no service contracts with any directors.  Directors receive no compensation  or monetary benefit.  The Company has no audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 30, 2004, the name, address and number of Shares owned directly or beneficially by persons who own 5% or more of the Company’s Class A voting common stock and by each executive officer and director and owner after the Distribution.

Beneficial Owner	Shares/Percent as of April 30, 2004 (1)	Shares/Percent after the Distribution

James Durward (2), (3) Suite 1250, 520-5th Ave SW Calgary, Alberta, T2P 3R7	18,000,000 100%	12,825,600 61.1%

Ryan Sayers Suite 1250, 520-5th Ave S.W, Calgary, Alberta, T2P 3R7, Canada	-0-	-0-
All Executive Officers and Directors as a Group (1person)	18,000,000 100%	12,825,600 61.1%

(1)

Based on 18,000,000 shares outstanding on April 30, 2004.

(2)

Mr. Durward is an officer, director and principal shareholder of Puroil Technology Inc., and therefore controls Puroil and controls the securities of EDL owned by Puroil and 550,400 warrants allowing him to purchase an additional 275,200 shares of EDL common stock.

(3)

The number of shares of 12,825,600 shown after the Distribution includes the 12 million shares owned by Puroil, of which Mr. Durward is the controlling person, 550,400 shares of common stock and 275,200 shares underlying 550,400 warrants.

By virtue of his direct and indirect holdings, Mr. Durward controls EDL, as well as Puroil and EDL.

Mr. Durward is the sole person who has voting power over the EDL shares held by Puroil.

None of the shares of EDL owned or controlled by Mr. Durward are being registered in this registration statement and all of such shares will be restricted from resale, except pursuant to an effective registration statement or pursuant to an applicable exemption from registration pursuant to rules passed under the Securities Act of 1933. One such possible exemption is Rule 144, which would allow Mr. Durward, an affiliate of Emission, to sell every ninety (90) days such number of shares of Emission that is equal to one percent (1%) of the total amount of Emission’s issued and outstanding shares. Such sales would have to be made through a licensed broker-dealer.

Changes in Control

There are currently no arrangements, which would result in a change in control of the Company.  Our company President, principal shareholder and Director, James Durward, currently, beneficially owns or controls 100% of our common stock, and after this offering, the Distribution and exercise of the Warrants, assuming that ever occurs, will still own or control approximately 61.1% of the outstanding stock.  Therefore, he will have significant influence over all matters requiring approval by our stockholders, and will not require the approval of the minority stockholders in order to take any action.  In addition, Mr. Durward will be able to elect all of the Directors.

Mr. Durward’s position, after the Distribution and if all Warrants are exercised, is as follows:

There would be 21,000,000 EDL shares issued and outstanding.  Puroil would own 12 million shares of EDL common stock, which Mr. Durward would, due to his control of Puroil, would control. Mr. Durward as a result of the 550,400 Units that he will receive from the Distribution as a shareholder of Puroil common stock, will also own 550,400 shares of common stock and warrants to purchase an additional 275,200 shares.  In total he will therefore control 12,825,600 shares of common stock, which represents 61.1% of the total amount of shares issued and outstanding.

Mr. Durward does not own any Class A Preferred shares of Puroil.

None of the shares of EDL owned or controlled by Mr. Durward are being registered in this registration statement and all of such shares will be restricted from resale under Rule 144.

Mr. Sayers does not own, directly or indirectly, any shares of the Company.

DESCRIPTION OF SECURITIES

Under the provisions of its Articles, the Corporation is authorized to issue:

(a)

an unlimited number of Class “A” Voting Common Shares – there are 18,000,000 shares issued and outstanding;

(b)

an unlimited number of Class “B” Voting Common Shares – none issued;

(c)

an unlimited number of Class “C” Non-Voting Common Shares – none issued;

(d)

an unlimited number of Class “D” Non-Voting Common Shares – none issued;

(e)

an unlimited number of Class “E” Non-Voting Preferred Shares – none issued.

The rights, privileges and restriction attached to Class “A” and Class “B” Voting Common Shares include:

(a)

The right to vote at any meeting of the shareholders of the Corporation;

(b)

The right to receive, if, as and when declared by the Board of Directors of the Corporation (the “Board”) dividends as may be fixed by resolution of the Board.

The rights, privileges and restrictions attached to Class “C” and Class “D” Non-Voting Common Shares include:

(a)

The right to receive, if, as and when declared by the Board dividends that may be fixed by resolution of the Board;

(b)

Subject to the provisions of the BUSINESS CORPORATIONS ACT (ALBERTA), as from time to time amended, the holders of Class “C” and Class “D” Non-Voting Common Shares of the Corporation shall not be entitled to vote at meetings of the shareholders of the Corporation.

The holders of each class of common shares of the Corporation shall be entitled:

(a)

To receive dividends to the exclusion of the other classes of common shares of the Corporation;

(b)

Subject to the rights of the holders of Class “E” Non-Voting Preferred Shares of the Corporation, to receive, pro-rata per common shares then held, the remaining property of the Corporation upon liquidation, dissolution or winding up of the Corporation, or other distribution of the assets of the Corporation among the shareholders for the purpose of winding up the affairs of the Corporation.

The rights, privileges and restrictions attached to the Class “E” Non-Voting preferred shares (the ‘Class “E” Shares’) are as follows:

(a)

The holders of the Class “E” Shares, in priority to the holders of the common shares of the Corporation, shall be entitled to receive, if, as and when declared by the Board, a fixed, preferential, non-cumulative dividend in the percentage (per annum) of the Redemption Amount, as hereinafter defined.

(b)

No dividends shall be declared, or declared and paid on or set aside for the common shares in any fiscal year unless and until a non-cumulative dividend on all Class “E” Shares outstanding in respect of such fiscal year shall have been declared and paid or set aside for payment, and if in any fiscal year the Board shall not declare a dividend, the rights of the holders of the Class “E” Shares to any dividend for such fiscal year shall be forever extinguished;

(c)

In the event of liquidation, dissolution, or winding up of the Corporation or other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs, the holders of the Class “E” Shares shall be entitled to receive, before distribution of any part of the assets of the Corporation among the holders of the common shares, an amount equal to the aggregate of the Redemption Amount, as hereinafter defined, and dividends declared but unpaid that the holders of the Class “E” Shares are entitled to and such holders shall not be entitled to share any further in the distribution of the profits, property or assets of the Corporation;

(d)

By resolution of the Directors of the Corporation, all or any part of the Class “E” Shares at any time outstanding may, at any time and from time to time, be redeemed by the Corporation on any date fixed by such resolution at an amount equal to the Redemption Amount, as hereinafter defined, together with any dividends declared and unpaid on the date fixed by such redemption;

(e)

The Redemption Amount shall be the amount fixed by resolution of the Directors of the Corporation at the time of the issuance of the Class “E” Shares.

(f)

By resolution of the Directors of the Corporation, all or any part of the Class “E” Shares at any time outstanding may, at any time and from time to time, be repurchased by the Corporation on any date fixed by such resolution at the lowest price at which, in the opinion of the Directors, such shares are obtainable not exceeding the aggregate of the Redemption Amount together with any dividends declared and unpaid on the date fixed for such repurchase;

(g)

Not less than Thirty (30) days notice in writing of such redemption or repurchase shall be given by the Corporation by mail to the registered owners of the shares to be redeemed or repurchased by the Corporation, specifying the date and place or places of redemption or repurchase.

(h)

If notice of any such redemption or repurchase shall have been given in the manner aforesaid, an amount sufficient to redeem or repurchase the shares to be redeemed or repurchased shall be deposited by the Corporation with any trust company or chartered bank (to be specified in the notice) on or before the date so fixed for redemption or repurchase and the holder shall have no right to receive payment out of the monies so deposited except upon the surrender of the share certificates representing the shares to be redeemed or repurchased.

(i)

In case part only of the then outstanding Class “E” Shares is at any time to be redeemed or repurchased by resolution and notice of Directors of the Corporation as aforesaid, the shares to be redeemed or repurchased shall be taken from the Class “E” Shares held by each holder thereof pro-rata according to the number of shares held by each, except in cases where shareholders waive in writing their right in respect of such partial redemption or repurchase.  If such procedure results in leaving a fractional part of the Class “E” Share outstanding in the name of any shareholder, such fractional part shall also be redeemed or repurchased by the Corporation;

(j)

Subject to the provision of the BUSINESS CORPORATIONS ACT (ALBERTA), AS FROM TIME TO TIME AMENDED, THE HOLDERS OF Class “E” Shares shall not be entitled to vote at meetings of the shareholder of the Corporation.

Common Stock issued and outstanding

The authorized Class A Voting Common Shares (“Common Stock”) of Emission Differentials Ltd. consists of an unlimited number of shares, of which 18,000,000 shares were outstanding on April 20, 2004.  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders.  Holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors.  The approval of proposals submitted to shareholders at a meeting requires a favorable vote of the majority of shares voting.  Holders of the Common Stock have no preemptive, subscription, redemption, or conversion rights, and there are no sinking fund provisions with respect to the Common Stock.  All of the outstanding shares of Common Stock are, and the Shares to be transferred in the Distribution will be, fully paid a non-assessable.  As of July 31, 2004 Emission Differentials Ltd. had one shareholder of its Common Stock, which is Puroil.

Preferred Stock

Emission Differentials Ltd. is also authorized to issue an unlimited number of shares of Class E non-voting preferred shares (“preferred stock”).  The preferred stock may be issued in one or more series with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and qualifications and rights as the Company’s Board of Directors may determine.  No shares of preferred stock have been ever been issued.  Preferred stock can thus be issued without the vote of the holders of common stock.  Rights could be granted in the future to the holders of preferred stock which could reduce the attractiveness of Emission Differentials Ltd. as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of common stock.

Warrants

The Warrants allow the holders to purchase one (1) share of common stock for every two (2) warrants held, at an exercise price of $0.05 per share. The Warrants will be issued in registered form pursuant to an agreement, dated the date of this Prospectus (the “Warrant Agency Agreement”) between the Company and Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT, 84117, (the “Warrant Agent”).  The following discussion of certain terms and provisions of the Warrants is qualified by reference to the detailed provision of the Statement of Rights, Terms and Conditions for the Warrants which forms a part of the Warrant Agreement.  A form of the certificate representing the Warrants and a form of the Warrant Agreement have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

Each of the Warrants entitles the registered holder to purchase one share of the Company’s Common Stock at a price of $0.05 per share subject to certain adjustments.  The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

The Warrants may be exercised at any time commencing from the date hereof and continuing thereafter until the close of business on year from the date hereof,  unless such period is extended by the Company.

After the expiration date, Warrant holders shall have no further rights.  Warrants may be exercised by surrendering the certificate evidencing such Warrants, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent.  If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants.  Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

Warrant holders do not have any voting rights or any other rights as stockholders of the Company.  The Company shall have the right to redeem the Warrants at any time prior to their conversion upon not fewer than sixty (60) days written notice to the Warrant holder.  The Company may call either the Warrants in whole or in part, or may call varying parts of the Warrants at any one time.  If a call is made in part, the Warrants called shall be determined by lot.  The redemption price of the Warrants shall be $.0001 for each Warrant.  The Warrants may only be redeemed by the Company at any time after the Common Stock of the Company publicly trades at a bid price above $.06 (subject to adjustment) for a period of ten (10) consecutive trading days.  The Company shall request the Warrant Agent to provide written notice to the registered holders of the Warrants selected for redemption; giving the dates as of which such Warrants shall be deemed.  The Warrants called for redemption shall not be exercisable after the redemption date.  Payment of the Warrant price shall be made by check payable to the registered holder, thereof, on the books of the Warrant Agent.  The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

The Warrant Agency Agreement permits the Company and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereunder that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder.  The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus, on file with the Securities and Exchange Commission covering the shares of Common Stock underlying the Warrant, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state or province in which the holder resides.  The Company will use its best efforts to have all shares so registered resides.  The Company will use its best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement.  See “Risk Factors – Necessity to Maintain Current Prospectus” and “State Blue Sky Registration Required to Exercise the Warrants”.

No fractional shares will be issued upon exercise of the Warrants.  However, if a Warrant holder exercises all Warrants then owned or record by him, the Company will pay to such Warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common stock on the last trading day prior to the exercise date.

Information Regarding EDL’s Governing Documents

Incorporation

Emission Differentials Ltd. was established pursuant to the issuance on April 20, 2004 of a Certificate of Incorporation by the Registrar of Corporations of the Province of Alberta pursuant to the provisions of the Alberta Business Corporations Act (the “ABCA”).  EDL’s Alberta Corporate Access Number is 2011033244.  The Articles of Continuance (the “Articles”) of EDL provide that there are no restrictions on the nature of the business that may be carried on by EDL.

Directors’ Powers

The directors may fix the quorum for meetings of directors or of a committee of directors, but unless so fixed, a majority of the directors or of a committee of directors holding office at the time of the meeting constitutes a quorum provided that no business may be transacted unless at least half of the directors present are resident Canadians.  Business cannot be transacted without a quorum.  A quorum of directors may vote on any matter of business properly brought before the meeting provided that where a director is a party to a material contract or proposed material contract or is a director or an officer of or has a material interest in any person who is a party to a material contract or proposed material contract with EDL, such director must disclose his or her interest at the earliest possible date, request the conflict be noted in the minutes of the meeting, and with a few limited exceptions enumerated in the By-Law, refrain from voting on the matter in which the director has conflict of interest.  There is no limitation on the Board of Directors to vote on matters of their remuneration as a director, officer, employee or agent of EDL or of an affiliate of EDL.

The Board of Directors may, without authorization of the shareholders of EDL:

(a) borrow money on the credit of EDL;

(b) issue, reissue, sell or pledge debt obligations of EDL;

(c) subject to restrictions respecting financial assistance prescribed in the ABCA, give a guarantee on behalf of EDL to secure performance of an obligation of any person; and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of EDL, owned or subsequently acquired, to secure any obligation of EDL.

The directors may, by resolution, delegate to a director, a committee of directors or an officer all or any of the foregoing borrowing powers.

A person is qualified to be or stand for election as a director provided such person is at least 18 years of age, is not a bankrupt and is not mentally incapacitated pursuant to applicable Alberta mental health legislation or pursuant to an order of the Alberta courts.  There is no provision in EDL’s Articles or By-Law relating to the retirement or non-retirement of directors under an age limit requirement.  There is also no requirement in EDL’s Articles or By-Law for a director to hold shares of EDL.

Changes to the Rights of Holders of EDL Stock

Under the ABCA, any substantive change to the Articles of EDL (including, but not limited to, change of any maximum number of shares that EDL is authorized to issue, creation of new classes of shares, add, change or remove any rights, privileges, restrictions and conditions in respect of all or any of its shares, whether issued or unissued, change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series) or other fundamental changes to the capital structure of EDL, including a proposed amalgamation or continuance of EDL out of the jurisdiction, requires shareholder approval by not less than 2/3 of the votes cast by shareholders voting in person or by proxy at a shareholders’ meeting called for that purpose.  In certain prescribed circumstances, holders of shares of a class or of a series are entitled to vote separately as a class or series on a proposal to amend the Articles whether or not shares of a class or series otherwise carry the right to vote.  The holders of a series of shares of a class are entitled to vote separately as a series only if the series is affected by an amendment in a manner different from other shares of the same class.

Shareholders’ Meetings

EDL’s By-Law provides that the Board of Directors shall call an annual meeting of shareholders to be held not later than eighteen months after the date of incorporation and subsequently, not later than fifteen months after holding the last preceding annual meeting.  EDL’s By-Law provides that the Board of Directors may at any time call a special meeting of shareholders.  Only the registered holders of shares are entitled to receive notice of and vote at annual and special meetings of shareholders, except to the extent that:

(a) if a record date is fixed, the person transfers ownership of any of the person’s shares after the record date; or

(b) if no record date is fixed, the person transfers ownership of any of the person’s shares after the date on which the list of shareholders is prepared; and

(c) the transferee of those shares

(i) produces properly endorsed share certificates; or

(ii) otherwise establishes ownership of the shares; and

(iii) demands, not later than ten (10) days before the meeting, that the transferee’s name be included in the list before the meeting;

in which case the transferee is entitled to vote the shares.

The ABCA also permits the holders of not less than 5% of the issued voting shares to give notice to the directors requiring them to call and hold a meeting of EDL.

The only persons entitled to be present at a meeting of shareholders are:

(a) the Shareholders entitled to vote at the meeting;

(b) the Directors;

(c) the auditor of EDL; and

(d) any others who, although not entitled to vote, are entitled or required under any provision of the ABCA, any unanimous shareholder agreement, the Articles or the by-laws to be present at the meeting.

Any other person may be admitted only on the invitation of the Chairperson of the meeting or with the consent of the meeting.

Restrictions on Non-Resident Shareholders

There are no restrictions in EDL’s Articles or By-Law on the number of shares that may be held by non-residents other than restrictions set out in the Investment Canada Act (Canada).

Provisions Relating to Change in Control

There are no specific provisions in the Articles or By-Law of EDL that have the effect of delaying, deferring or preventing a change of control of EDL and that would operate only with respect to a merger, acquisition or corporate restructuring involving EDL (or any of its subsidiaries).  Notwithstanding this, the Board of Directors, under the general powers conferred to it under EDL’s By-Law, have the authority to approve and invoke a shareholders rights plan that will protect shareholders from unfair, abusive or coercive take-over strategies, including the acquisition or control of EDL by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or that does not afford all shareholders an equal opportunity to share in any premium paid upon an acquisition of control.  EDL has not adopted such a plan.

In addition, EDL’s Board of Directors ability to issue an unlimited number of shares of preferred stock, which such rights and privileges as may be determined by the board, could have the effect of delaying, deferring or preventing a change of control of EDL.

Disclosure of Shareholdings

There are no provisions in EDL’s By-Law regarding public disclosure of individual shareholdings.

With respect to items discussed above under the hearing “Information Regarding EDL’s Governing Documents”, the law applicable to EDL in the Province of Alberta in these areas is not significantly different from that in the State of Nevada. Such laws may be significantly different from those in other state jurisdictions in the United States.

DIVIDEND POLICY

All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available and subordinate to the rights of the holders of loan or other financing documents.  These dividends may be paid in cash, property or additional shares of common stock.  We have not paid any dividends since our inception and presently anticipate that all earnings will be retained for development of our business.  Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.  Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS

Holders of common stock have no cumulative voting rights, and no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions.  In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding loan or financing documents.

The Penny Stock Rules

Our securities may be considered a penny stock. Penny stocks are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  Our securities may be subject to “penny stock rules” that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market.  The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative and current quotations for the securities.  Monthly statements must be sent disclosing recent price information on the limited market in penny stock.  The “penny stock rules” may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.  The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater.  The price of our securities may not reach or maintain a $5.00 price level.

Transfer Agent

The transfer agent for Emission Differentials Ltd.’s Common stock will be Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, UT, 84117.

INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the Shares of Common stock to be registered hereby will be passed upon for EDL by W. Scott Lawler, Esq.; 1530 9th Avenue, S.E., Calgary, Alberta, T2G 0T7; telephone: 403.693.8014; facsimile: 403.272.3620.  As of the date if this prospectus, Mr. Lawler does not own any shares of our common stock, nor will he receive any in the future or in connection with this offering.

The financial statements of Emission Differentials Ltd., for the period from April 20, 2004 (incorporation date) to April 30, 2004, and related notes included in the registration statement on Form F-1, of which this prospectus forms a part, have been audited by Bateman & Co., Inc., P.C. Independent Certified Public Accountants, and have been so included in reliance upon the opinion of such accountant given upon their authority as an expert in auditing and accounting.  As of the date if this prospectus, neither Bateman & Co., Inc. nor its principals own any shares of our common stock nor will they receive any in the future in connection with this offering.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Alberta Corporate Law and the ByLaws of Emission Differentials Ltd. provide for indemnification of our directors and officers as follows:

Alberta Corporation Law

Under the Alberta Business Corporations Act (the “Act”), Emission Differentials Ltd. may indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. The Act extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 6 of Emission Differentials Ltd.'s Bylaws, as described above, provides for indemnification of its officers and directors to the fullest extent permitted by law.

6.01 Conflict of Interest: A director or officer shall not be disqualified by his office, or be required to vacate his office, by reason only that he is a party to, or is a director or officer or has a material interest in any person who is a party to, a material contract or proposed material contract with the Corporation or subsidiary thereof. Such a director or officer shall, however, disclose the nature and extent of his interest in the contract at the time and in the manner provided by the Act. Any such contract or proposed contract shall be referred to the Board or shareholders for approval even if such contract is one that in the ordinary course of the Corporation's business would not require approval by the Board or shareholders. Subject to the provisions of the Act, a director shall not by reason only of his office be accountable to the Corporation or to its shareholders for any profit or gain realized from such a contract or transaction, and such contract or transaction shall not be void or voidable by reason only of the director's interest therein, provided that the required declaration and disclosure of interest is properly made, the contract or transaction is approved by the directors or shareholders, and it is fair and reasonable to the Corporation at the time it was approved and, if required by the Act, the director refrains from voting as a director on the contract or transaction and absents himself from the director's meeting at which the contract is authorized or approved by the directors, except attendance for the purpose of being counted in the quorum.

6.02 Limitation of Liability: Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interest of the Corporation and exercise the care, diligence and skill that a reasonable and prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act of conformity, or for any loss, damage, or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the Board.

6.03 Indemnity: Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs, executors, administrators and other legal representatives, from and against,

(a)

any liability and all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office; and

(b)

all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Corporation, except where such liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires. Nothing in this Section shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this Section.

6.04 Insurance: Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in the preceding section against any liability incurred by him in his capacity as a director or officer of the Corporation or of any body corporate where he acts or acted in that capacity at the Corporation's request.

No indemnification agreements have been entered into with officers and directors of EDL as of the date of this prospectus.

Although we do not have indemnification agreements with our officers and directors, EDL is obligated to indemnify our directors and officers in accordance with our Bylaws.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Information provided in this filing on Form F-1 may contain forward- looking statements that are not historical facts and information. These statements represent the Company's expectations or beliefs, including, but not limited to, statements concerning future and operating results, statements concerning industry performance, the Company's operations, economic performance, financial conditions, margins and growth in sales of the Company's products, capital  expenditures, financing needs, as well as assumptions related to the foregoing. For this purpose, any statements contained in the F-1 filing that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based on current expectations and involve various risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein.

ORGANIZATION WITHIN LAST FIVE YEARS

Emission Differentials Ltd. was formed as a 100% owned Alberta, Canada subsidiary of Puroil Technology on April 20, 2004. The company is registered as a trader with WWW.THECO2HUB.COM, an online trading centre for carbon dioxide, methane and emission credits.  In order to become a registered trader we filled out an online form which we then submitted for review.  A telephonic interview occurred and we received a password to the website shortly thereafter.  We paid no fees for our registration.

Neither EDL, nor any of its affiliates, are affiliated with www.theco2hub.com.

Following is an organizational chart of Puroil Technology, our parent corporation:

James Durward is the sole officer and director of Puroil and may be deemed to the promoter of Emission Differentials Ltd. In the event that we are not able to obtain needed operating funds internally, our president, Mr. Durward, has committed to provide and/or arrange for such additional financial resources as may be required by Emission Differentials Ltd. in order for us to be able to continue to maintain our status as a public company over the two years following the completion of this Distribution.

In the event that the Company requires additional funding, Mr. Durward intends to attempt to raise such funding from third parties. Additional funding may be in the form of debt or equity and the amount and terms the debt and/or equity to be issued in connection with any such funding would be determined at the time of the funding. In the case of equity funding, there would be dilution to the shareholders, but the amount and effect of that dilution is impossible to determine at this time. In the event where Mr. Durward is unsuccessful at raising any required additional funding, he has committed to providing the needed fund personally, on terms to be negotiated.

This agreement, the terms of which are set out above, is contractual in nature and is legally binding.  However, because Mr. Durward controls our Company, it is unlikely that he would force the Company to collect from himself if he chose not to provide or arrange any necessary funds contemplated in the agreement.

DESCRIPTION OF BUSINESS

All opinions within the following description are those of our management, which has formed opinion(s) from conducting Internet-based reviews of numerous emission-related web sites, some of which are as follow:

www.natsource.com

www.co2e.com

http://www.ghgonline.org

http://www.platts.com/Electric%20Power/Resources/News%20Features/emissions/ kyoto.html

http://www.cop3.org

http://www.climatechange.gc.ca/english/

http://www.co2e.com/images/cm/CO2e%20GHG%20Market%20Overview%202004.pdf

The Company relies heavily on readily available and updated research conducted by other companies in the ERC industry, such as are listed above, to develop its opinion as to the state of the trading markets and how ERC values are established. Our management's opinion, like any opinion, could be wrong, and is subject to change as the ERC industry evolves. Due to the voluminous amount of information involved in the background research conducted by management, the copyright aspects of such information, and the constantly changing nature of the materials, the actual reference materials are not set forth in this registration statement, as management feels that such information could be confusing or misleading to investors.

HISTORY:

Emission Legislation Background

In December 1997, representatives from Governments world-wide convened in Kyoto, Japan to discuss global warming and the so-called “greenhouse effect”. Discussions centered on the science, the causes, and what could be done about it. The end result is what is now called the  “Kyoto Accord”, a proposal to reduce the emission of greenhouse gases to a level approximately 6% less than the level in 1990, by 2012 (“Kyoto“). Canada has committed to comply with the level of reductions agreed to in the Kyoto Protocol. This amounts to approximately 200 million tonnes of CO2 equivalent (“CO2e“) reductions annually in Canada alone. Even without the USA, worldwide annual tonnage reduction obligations are believed to total in the billions of tonnes. A tonne is a metric ton equal to 2204.6 pounds.

While the United States has not ratified the Kyoto Protocol, the US is very active in emissions trading and pollution control.

Background

Emission Differentials Ltd., initially a wholly-owned subsidiary of Puroil Technology Inc., plans to become a global consolidator, or "aggregator", of emission reduction credits ("ERC's") approved by regulatory authorities to companies or entities (“emitters”) which generate and emit so-called "greenhouse gases", into the atmosphere. By reducing the levels of such emissions, emitters will be able to generate ERC’s which could then be sold or traded to other emitters worldwide which may find it more economically feasible to purchase such ERC's from other emitters than to reduce emissions which they themselves produce.

We believe that the price of ERC’s will escalate as emitters act to offset legislated emission reductions pursuant to the 1997 Kyoto Accord, or other similar emissions reduction legislation.

The United States has not ratified the Kyoto Protocol and may never do so. In Canada, the Kyoto Accord was ratified on 2004 and came into force in February, 2005.

We believe this price increase will occur as emitters begin to compare the cost of internal emission reduction with the cost of purchasing ERC’s. Based on our research, which could be wrong, we believe it is potentially less expensive to purchase ERC’s than to practice internal reduction.

To management's knowledge, there is no administrative or regulatory agency that regulates ERC’s, but management is aware that Natural Resources Canada (http://www.nrcan-rncan.gc.ca/inter/index.html) monitors ERC’s but we are not aware of how they monitor ERC’s.  Natural Resources Canada is a governmental agency of the Canadian government.

While a significant percentage of the emissions reductions are expected to be carried out internally by the emitting companies, there is expected to be huge growth in the trading of ERC’s as emitters find it more cost effective to purchase ERC’s than to deal with the reductions internally.

EDL plans to negotiate purchase options on ERC’s or potential ERC’s and is developing a proprietary "swap" mechanism under which it plans to offer its securities in exchange for these ERC purchase options.

EDL intends to conduct a “swap” as follows: once we locate a potential ERC originator, typically through Internet searches, we would contact them via telephone or e-mail to determine the amount of ERC’s available and, if appropriate in management’s sole discretion at that time, propose to purchase the ERC’s in return for  restricted shares of EDL’s common stock.  The terms of the swap would be that the issued shares are not free trading and are held in escrow until such time as the ERC’s that were traded for them are sold.  It could be that the ERC’s are sold for a price higher than the price paid or lower than the price paid by the shares would be released from escrow in either case.  Once the shares were released from escrow, they would still not be free trading shares and would need to be registered prior to sale.  Management currently expects that, in order to keep costs down, registration of shares would occur only once an aggregated sale occurred that represented more than one ERC originator position and greater than 1 million tones of CO2e.  We believe that using this mechanism will allow us to use our shares to acquire ERC’s without having to first issue the shares for cash and we believe that this will benefit the Company because we can issue shares without having to have a third-party investment broker being involved in the transaction and paying the fees attendant with such involvement.

We then plan to assemble large customized tonnage ERC option offerings for sale to large global emitters. Details of this mechanism are not disclosed herein for competitive reasons.

We plan to position EDL as an attractive investment vehicle for those investors seeking to capitalize on this global emissions reduction compliance over the next decade.  Because ERC’s generated in one area of the world would be transferable, under Kyoto, to other areas of the world, EDL plans to attempt to exploit opportunities worldwide.  EDL plans to do this by contacting potential ERC originators and emitters via e-mail and telephone in an attempt to match an ERC demand with an ERC supply.

PRESENT AND PROPOSED BUSINESS ACTIVITIES

Since our incorporation, we have concentrated our activities on putting into place the operating structure of our company and preparing this offering of our stock to the shareholders of Puroil Technology Inc., our parent company and sole shareholder. Concurrently, we are also investigating possible sources of ERC’s for which we may be able to negotiate purchase options and have in our inventory for future dealings.

EDL plans to use its stock to buy emission reduction credits from smaller sellers, aggregate them, and then sell them at a profit to larger buyers. Essentially, EDL plans to act as a broker between small, unorganized sellers and large organized buyers. EDL expects to generate its profits from the spread between its costs of acquisition and packaging, and what it is able to sell the packaged credits for to the larger buyers.

No such ERC’s have yet been acquired and there is no assurance that we will ever be successful in either acquiring any ERC’s or being able to deal in them at a profit to EDL.

What ERC’s are and how they are generated

What we refer to as an ERC, is also being referred to by a variety of other names such as RMU (removal unit - these are "sinks" such as forestry regrowth), CER (certified emission reduction), ERU (emission reduction unit), Tonnes (tonnes of CO2 equivalent), VER's (verified emissions reductions), Allowances or Permits (amounts of emissions allowed by a domestic regulatory body). Allowances and Permits will be created by domestic regulation while the other types are Kyoto-type mechanisms.

Any product or process that absorbs carbon from the atmosphere, or causes a reduction in the amount of carbon dioxide being released into the atmosphere, has the potential of generating ERC’s. This can be as simple as a program to turn off the lights at night, thereby reducing electricity demand and thereby reducing the amount of coal being burned, to as complex as electro-mechanically removing or "scrubbing" emissions from flue gas or injecting harmful emissions into subsurface geological formations. Any company that generates more ERC’s than it can use internally may be able to sell excess ERC’s to emitters that find it uneconomic to generate sufficient reductions internally. Because the atmosphere is a global transfer mechanism, ERC’s generated anywhere in the world can be used anywhere in the world.

Because the economic structures of different countries throughout the world vary greatly, the cost of producing the same type of ERC can vary widely from country to country. This is the basis for the U.S. and Canadian concerns about ratifying the Kyoto Accord - that North American countries, with our high labor costs could not compete against a country such as India when it comes the generating low/no cost ERC’s and that, therefore, there would be a flow of U.S. and Canadian dollars and jobs to countries with lower cost bases. While there are countless ways to generate ERC’s, each type has a different desirability level and consequent value.

Why ERC’s provide possible economic value

The economic attractiveness of ERC’s is that many emitters will find it cheaper to purchase ERC’s than to reduce emissions internally. An example of this might be where a coal-fired electricity producer, such as TransAlta Corporation which is one of the largest Canadian emitters, is required to reduce CO2 emissions by one million tonnes annually. TransAlta has indicated that it could install electromechanical flue-gas scrubbers on its chimneys at a cost of $40-70 per tonne of CO2 for a total up-front cost of between $40 and $70 million. At the same time, say a combination of agricultural co-operatives produce three million tonnes of excess straw that they may burn off during the fall of each year. It is a scientific fact that approximately 41% of the volume of wheat straw is carbon, and when it is burned, approximately 95% of this carbon is converted to CO2. Simply by not burning the straw, approximately one million tonnes of carbon would NOT be released to the atmosphere and therefore, 1.17 million tonnes of Removal Unit ERC’s may be created. These ERC’s may fetch $1-$7 per tonne on the open market. This has the potential to increase the farmers' income for no additional cost while at the same time reducing the cost to TransAlta, because it can purchase the ERC’s for substantially less than it would cost to "scrub" the CO2 from their flue gas. In this way, the co-operatives and TransAlta would have formed a joint venture concerning their respective CO2 positions.

Reasons why an Originator might enter into this type of arrangement

1. Increased Marketability:

Originators with less than 1 million tonnes of deliverable ERC’s may find it difficult to market their ERC’s. By combining numerous smaller tonnages into large tonnage packages, the marketability of the ERC’s increases. Buyers will feel more comfortable dealing with a single point of contact rather than with having to source multiple ERC suppliers and then having to deal with multiple disparate contracts. The ability to deliver large tonnage is a distinct advantage that may manifest itself in price premiums that would not otherwise be available to small tonnage Originators.

2. Diversification:

Shares received in return for ERC’s will represent multiple types and vintages of ERC’s as EDL increases its inventory over time.

3. Simplicity:

Originators will not have to deal with multiple potential buyers with multiple different contract types. This will simplify the transaction while reducing hard costs.

4. Non-dilutive to other participant:

If EDL purchases ERC options which prove to be unsaleable, the shares issued for the unsaleable ERC’s are planned to be canceled and thus would not dilute the equity of those ERC Originators whose ERC’s are saleable.

At the present time, it is anticipated that when an Originator accepts EDL shares in return for ERC options, the Originator must agree to deposit his shares in an escrow account, the terms of which are planned to be that the shares can only be released from the escrow account once the ERC options are sold or that the shares are cancelled if any remain in escrow at the end of the option term  (expected to be an average of 5 years). Any shares released from the escrow agreement will be subject to Rule 144 sale restrictions, in the absence of a registration statement applicable to those shares. There is no known time frame for sale of ERC’s or ERC options and it could be years before any ERC’s or ERC options that EDL acquires, are sold.

Management believes, by sole virtue of its review of news releases on the websites of CO2e.com and NatSource.com, that ERC’s and ERC options are both being transacted at this time but we are not aware of the exact fee structure of the ERC/ERC option cost.  An ERC is a direct credit whereas an ERC option is a right to purchase an ERC at some future date for a price that is determined beforehand.

5. Liquidity:

Originators who swap their ERC’s for EDL shares can, in the event their shares are released from escrow and regulatory restrictions which will require the filing of a registration statement covering the shares released from escrow and the shares are listed on some trading mechanism, trade those released shares through the public market.  We intend to arrange for a market maker apply on our behalf for a quotation of our stock on the OTC/BB which is a quotation system.

The shares are placed in escrow so that they cannot be sold until after the  ERC’s for which the shares were issued are sold. This mechanism is designed to  protect our shareholders against share dilution by the issuance of shares for  ERC’s that prove to be unsaleable,

Current market size

In Management’s belief, said belief being based solely on reviews of internet web sites, under the Kyoto Protocol, using a "business as usual" scenario, Canada, alone, will need  products/processes that reduce CO2e by a projected 200 million tonnes annually  (source: Climate Change Central). To put this in perspective, using the lower end of TransAlta flue gas scrub costs of $40/tonne (source: TransAlta) as a  baseline, the gross amount in Canada could be $8 billion. Half of this cost may  be expected to be reduced internally by energy saving methodologies and half may  be expected to be sourced from the purchase of new processes/technologies or ERC  trading.

Current market conditions

At the present time, based upon our research, we have found that buyers are generally not purchasing ERC’s directly, rather they are purchasing ERC  "options" in combination with the purchase of other energy saving products such as low wattage light bulbs or processes such as flue gas scrubbing being performed by TransAlta at its coal burning electricity generators in Alberta, Canada (www.transalta.com).  TransAlta, a power company based in Calgary, Alberta, and as noted on its website, has been active in the purchase of both ERC’s and ERC option.

Specific parts of TransAlta’s website that refers to TransAlta’s activity in ERC’s can be found at:

http://www.transalta.com/website2001/TAWebsite.nsf/AllDoc/13778B249032AA20872569B60034D205?OpenDocument

http://www.transalta.com/2003rs/enviro_performance/air_emissions/index.shtml

http://www.transalta.com/website2001/tawebsite.nsf/AllDoc/D8854A9DAB1C048F872569AB006EA4C5?OpenDocument

We have not asked for nor received TransAlta’s consent to use it’s name in this prospectus. TransAlta has not provided any assistance to, or is any way affiliated with, EDL. References to TransAlta and it’s web site are for informational purposes only.

The price paid for the ERC’s and ERC option are not known by EDL.  Buyers are seeking large tonnage (greater than 1 million tonnes annually) and need substantial comfort that the amount optioned will, in fact, be delivered.

The ERC valuation process

Based upon information currently available to us, it appears that it will typically require between one and six months of time and between $20,000 and $100,000 of expenditures to obtain the required third party engineering opinion regarding the status and value of specific ERC’s to be traded. Such cost would normally be borne by the originator or purchaser of the ERC’s, unless otherwise specified or negotiated.

Management is not aware of any other party that would pay the cost of these studies and EDL has no current plans to bear such cost.  EDL may consider paying such costs if, in management’s sole opinion at the time of the decision, it is deemed prudent to do so.  The effect of any such payment cannot be accurately predicted at this time and to project an effect would, in management’s opinion, be potentially misleading to investors.

The ERC acquisition process

ERC’s and ERC Options are purchased from "Originators". Originators are defined as those parties that produce a product or service that has the potential of  generating ERC’s. Originators can be located anywhere in the world. The  Originator will option the subject ERC purchase rights to EDL.

Potential Buyers of ERC’s

Based solely on our management's research, our opinion as to the potential  buyers of ERC’s is as follows: We believe that each industry which has  calculated its internal reduction costs per tonne will be seeking ways to reduce  these costs in the coming years. We expect that emitters will begin to purchase  CO2e options in 2004-2005 for exercise during the 2008-2012 compliance period.  We believe that the largest industrial emitters in Canada, are:

1.

Electricity generation

2.

Coal Mines

3.

Refined Petroleum and Coal products

4.

Crude petroleum and natural gas

5.

Primary steel 6. Iron mines

(Our opinion is based on the following source: http://www.nrcan-rncan.gc.ca/lfeg-ggef/English/industry_en.htm)

These industries are also expected to be the main ERC buyers internationally.

Factors included in the determination of the value of ERC’s are likely to, but not guaranteed to, include the cost of:

•

Emission scrubbing - such as electromechanical, electrochemical and straight chemical flue gas scrubbers.

•

Alternative Processes - such as fuel switching programs.

•

Energy Consumption Reduction Technologies - such as fuel efficiency devices.

•

Renewables - such as straw-fired burners, landfill gas conversion and biodiesel.

•

RMU's - Removal Units - such as forestry and agricultural sinks, strawboard displacement of straw burning, and geological sequestration (earth burial of sources of CO2).

ERC’s and ERC option are both generated by the same sources.

How the values of ERC’s are established

A number of factors are involved in determining and establishing values for  ERC’s. These include:

Country Risk - This relates to the real/perceived level of corruption in the  various countries around the world. This is relevant because ERC’s generated in  a country with significant real/perceived corruption have a higher probability  of being fraudulent and carry an increased risk of being nullified, creating significant problems for the purchaser.

Permanence - Permanence is a measure of the how well one type of emission  reduction mechanism replaces another type. It quantifies the probability that  something may occur in the future that would negatively affect the value of the  ERC. Permanence also refers to whether the ERC is a "displacement" type or a  "storage" type. Displacement types are considered to be more valuable because  carbon conversion does not occur in the first place, while storage types are  considered less valuable because their carbon will eventually be released to the  air as the storage medium decays over time.

An example of a displacement type ERC is wind turbine power used to generate  electricity, which displaces power generated by coal burning. A storage type  ERC, on the other hand, would be something like wheat straw, which stores carbon  as it grows and then releases it as it is burned or decays in the soil. Storage  ERC’s with long term storage capability (20+ years) are deemed more valuable  than those with short-term (less than 10 years) storage capability. The Kyoto  Protocol classifies storage types as "Removal Units" and this type is perceived  as less valuable than displacement type ERC’s.

For an example of how permanence comes into play, if ERC’s have been created by  growing trees in Central America (approx. 50% of a tree's mass is carbon  extracted from CO2 in the air), and those ERC’s have been sold to an emitter in  Australia, and a forest fire then destroys the trees and re-releases the carbon  to the air, the ERC’s might be canceled forcing the Australian emitter to re-  purchase additional ERC’s to offset the loss. Since it takes a long time to grow  trees, there is a higher leakage risk in these types of ERC’s. ERC’s with short  exposure to destruction are generally more desirable. An example of very short  exposure ERC’s are those created by wind energy. As a wind turbine generates  electricity the electricity is used in real-time. Electricity grids do not store  power so each megawatt of wind electricity permanently displaces a megawatt of  electricity generated by some other means. If the "other means" is coal-fired, a  simple calculation quantifies the reduction in the amount of coal burned as a  result of the wind electricity generation. In Western Canada, the generally  accepted ratio is one megawatt of wind electricity equals one tonne of CO2  equivalent. Because the coal burning is displaced in real-time, there is no  chance of future leakage. While wind-generated ERC’s are very high quality, the  generation of these types of ERC’s is very capital intensive.

Cost Base - Cost is an important, and often ultimate, factor in determining the  course of action to be taken regarding most business decisions. In the case of  ERC’s, the questions are: Does the ERC generation process create a product that  can be sold to offset the cost of the ERC?; or, does a product cause an economic  benefit, such as reduced fuel consumption, that can offset the cost of the  product while producing ERC’s? The best ERC’s, from a logical business point of  view, are those whose cost base is zero or negative.

Ease of Quantification - Favorable third-party engineering opinions are  generally required prior to selling ERC’s. The cost of the opinion will be  related to the complexity of the quantification. Processes or products with  known carbon volume and easily certifiable reductions are less expensive to  quantify and more easily understood by the buyer.

Government Opinion - Government Opinion – Where a government opinion is provided, it conveys comfort to the buyer that the ERC has been fully researched and reviewed and that the reductions claimed have a valid basis in science.

Title - All parties to the emission reducing action need to sign off on the  ERC’s in order for the ERC’s to be put into "good delivery". This is probably  the most important factor as the risk of future claims must be eliminated up-  front.

Vintage - This refers to the year in which the ERC was created. It is  anticipated by those experts involved that an annual "balancing" will occur to  help prevent double counting.

In summary, it appears that: Low Country risk + Low Cost Base + Ease of  Quantification + Permanence + Favorable opinion + Clear Title + Applicable  Vintage = most desirable ERC

Current ERC trading

Based upon our research, we have found that there are currently hundreds of  thousands of tonnes traded contractually worldwide. The largest established  traders appear to be NatSource (www.natsource.com) and C02E.com (www.co2e.com). We  believe that the fast-growing wind power industry worldwide is largely driven by  demand for emissions reduction. In Canada, in 2001, wind-based ERC’s traded at a  calculated value of between $30 and $80. Two large Canadian buyers were the  Government of Canada and the City of Calgary. As another Canadian example,  according to their SD 2000 Report, TransAlta Corporation (www.transalta.com) had  gross emissions of 38,424,000 CO2E tones (CO2E represents "carbon dioxide  equivalents" which indicates that methane and nitrous oxide emissions are  included along with CO2 emissions), primarily from burning coal. If the Canadian  government enforces the Kyoto Protocol, and TransAlta must reduce its emissions  by 13% by 2010, it will have to reduce its greenhouse gas emissions by 4,995,120  metric tonnes annually. There are three obvious actions which TransAlta could  undertake to comply; TransAlta could shutdown a plant or plants, it could build  new, cleaner running, generation facilities, or it could retrofit it operations  and "scrub" its emissions to remove the CO2. What TransAlta, and numerous other  companies have chosen to do is to take voluntary action before action is  legislated and to use swap instruments such as "CO2 offsets" and "emissions  credit trading". Carbon offsets refers to domestic or international actions,  apart from normal operations, that reduce, absorb or avoid greenhouse gas  emissions. These types of transactions are increasing in frequency as  forward-looking companies prepare for Kyoto Protocol or other emissions  reduction compliance. In 2000, TransAlta's emission reductions from purchased  offsets equaled 1,774,000 tonnes of CO2e. The company made two groundbreaking  emission trades. The first was the world's first trans-Atlantic trade with the  German electric company Hamburg Electric. TransAlta purchased emission  reductions for the equivalent of 24,000 tonnes of carbon dioxide. The second  major trade was a 210,000-tonne CO2E emission reduction credit sale to U.S.  integrated oil company Murphy Oil. In addition, TransAlta purchased renewable  energy in Alberta through the Small Power Research and Development Act (SPRDA).  Through this program, TransAlta has signed long-term power purchase contracts at  legislated prices with a number of independent renewable energy providers. This  power is resold to Alberta consumers. In 2000, TransAlta purchased 431,000-MWh  of electricity through the SPRDA which offsets 431,000 tonnes of CO2."

Competition

Management knows of numerous potential competitors to the Company's business plan.  There are numerous companies that trade in emissions credits, and the largest  appear to be NatSource PLC (www.natsouce.com) and CO2E.com (co2e.com). We believe that  both of these companies are better established and better financed than EDL and  are therefore in a better position to take advantage of the opportunities that  may currently exist. There are also initiatives in place by the American Council  for an Energy Efficient Economy (www.aceee.org/energy/objattrib.htm) and  (www.oznet.ksu.edu/ctec/newsletter/03_04_03.htm). Additionally, smaller  competitors such as Blue Source, Inc. and AgCERT (www.agcert.com) are active in  the Company's proposed market are more fully developed than the Company.

The reason we believe that these competitors are better established and better financed than our Company is that they appear to have established business  operations and further appear to be backed by substantial companies. We hope that  we can compete in this environment and base that hope on the following:

1.

By utilizing our swap mechanism as set out elsewhere in this prospectus, we believe that we are offering a unique mechanism by which small Originators (i.e. Originators with less than 500,000 tonnes of CO2e) may capitalize on the their ERC’s; our mechanism is contingent on originators perceiving that our stock has an asset with some amount of value, of which we cannot be assured will occur; and

2.

We are focusing on the small Originator, a market that we, based on our web-based research, believe the large companies do not  service.

It is also possible that a competitor could copy the EDL business plan. We do,  however, believe that the potential market is large enough that we should have  an opportunity to participate in it to some extent, in the future, and hopefully  to be able to generate profits, in the process of doing so. We must caution,  however, that there is no assurance that we will, in fact, be able to compete  profitably in this market. It may well turn out that the market becomes so competitive at some point in the future that there may be little if any profit  for any participants such as EDL.

Government Regulation

We are subject to regulation under various federal, state, provincial and local laws relating to employee safety and health, and to the generation, storage, transportation, disposal and emission into the environment of hazardous substances but we are not required to obtain any particular license for our proposed business activity. Although we are not engaged in a business where most of these laws and regulations would have a direct impact upon us, we believe that we are in material compliance with such laws and regulations. Although compliance with such laws and regulations in the future may entail additional capital expenditures, and although we do not anticipate that such expenditures will be material.

We could be wrong in this assessment, which may cause an increased financial burden on the Company by burdening the Company with unforeseen expenses. The amount of such burden and its effect on the Company cannot, in management's opinion, be determined or calculated at this time.

Our Research and Development

We are not currently conducting any research and development activities, other  than planning the development of our website. We do not anticipate conducting  such activities in the near future.

Our Intellectual Property

We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain possible protection for our business models and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that

•

these agreements will not be breached;

•

we would have adequate remedies for any breach; or

•

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

As of the date of this prospectus, we have not executed any confidentiality agreements with any officer, directors or employees.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our services by others or prevent others from claiming violations of their trade secrets and proprietary rights

Employees

As of the date of this prospectus, EDL plans to hire a part time administrator for approximately 5 hours per week to perform sales and administration tasks.  All other activities are carried out by the officers and directors who provide their services at no cost to the Company until such time as EDL can afford to pay for said services.

EDL expects to begin paying for management services once the Company generates revenues and has sufficient cash flow to be able to pay for such services, based on the fair market value of the services.  EDL expects that its cash flow will be sufficient for this purpose when the inflow of cash exceeds the outflow of cash for any three month period after the effective date of this prospectus.

There is no accrual or back pay allowance.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

MANAGEMENT'S DISCUSSIONS AND ANALYSIS OR PLAN OF OPERATION

Emission Differentials Ltd. has sufficient cash resources to operate at the present level of expenditure for the next twelve months. Depending upon a variety of factors which may effect our business plan and expected operations, we may seek to raise additional capital in the future either through debt, equity or a combination of both. No assurances can be given that such efforts will be successful.  We have no specific plans at present for raising additional capital other than through the possible exercise of Warrants which are part of this prospectus. Our president has agreed to provide or arrange for any capital needed to assure our ability to operate as a public company in the  foreseeable future.

This verbal agreement, the terms of which are set out above, is contractual in nature and is legally binding. However, because  Mr. Durward controls our Company, it is unlikely that he would force  the Company to collect from himself if he chose not to provide or arrange any  necessary funds contemplated in the agreement.

The Company is aware of the time and expense involved in the Registration  process required for this Distribution and does not intend to increase its  operations and monthly expense burden, beyond what is disclosed below, until  after this Registration Statement becomes effective. There are no commitments beyond our estimated $1,000 in current monthly expenses, that are reasonably likely to affect liquidity in a material way. Due to the fact that we currently generate no revenues, any commitments additional would materially affect our liquidity.

The Company has no material commitments for capital expenditures and no contractual obligations.

The following is the history and projected future activities of the company in milestone format.

Milestone:

1.

 Development of the concept and preliminary planning for entering into the ERC trading business was completed in early 2004 by the management of Puroil/EDL.

Concurrent with the concept development process, our management wrote our business plan and arranged for the preparation of this registration statement.

2.

EDL was incorporated on April 20, 2004 as a wholly owned subsidiary of Puroil and funded for initial operations and the completion of this Distribution.

3.

An internal market study is planned immediately after the effective date of this prospectus. This study is expected  to include reviews of relevant, as determined by management at that time,  web sites, and potentially, some telephone  conversations with relevant industry parties, as determined by management at that time,  for updates on current  transactional mechanisms, ERC pricing, new regulatory issues, new financings  within the ERC industry, and the ERC industry in general.  Costs associated with this study, primarily telephone calls, are expected to be less than $500

4.

Development of a target ERC source list is planned for after the market study in item 3 above.  Estimated cost $1,000 (mainly for telephone queries).

The ERC source list is a listing of companies that may be ERC Originators by  virtue of their emission-generating operations.  This list will not be compiled until after the effective date of this prospectus and the intention is to use an Internet search engine such as Yahoo or Google to locate companies within the identified industries.

5.

Initial ERC location and marketing is planned for the four month period following the development of the target ERC source list as set out in item 4 above, which will be after the effective date of this prospectus.

During this period, we expect to seek to locate numerous originators and attempt  to purchase ERC’s or ERC options from them. We then anticipate we will be able to aggregate the ERC’s and/or ERC options into a larger combined offer and sell that offering, in return for cash, to a large emitter who is in need of ERC’s or ERC options.

We estimate the cost of locating originators and marketing at $3,000. This cost is allocated to web site development, telephone calls, and contract generation.

In order to purchase the ERC’s and/or the ERC options, we anticipate issuing shares of our common stock as payment for the ERC’s or ERC options. The issuance of such shares will have to be done in accordance with an effective registration statement or pursuant to an applicable exemption to the registration statement requirement, such as Regulation S, which was promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Any shares that are issued for ERC’s or ERC options will be restricted from being resold except pursuant to an effective registration statement or an exemption to such requirement.

This milestone should mark the first revenues for EDL.

Our business plan is dependent on the registration statement in which this prospectus is included becoming effective and because we do not know when it will become effective, we cannot accurately project when we will start receiving revenues. However, we expect that it will take a minimum of six to nine months from the effective date of the registration statement before we will be able to generate revenues.

Management is not aware of any specific transactions where any entity is currently paying cash for ERC’s or ERC option in light of the fact that the passage of legislation ratifying Kyoto has not occurred.

 Depending on the success  of the location and marketing efforts, EDL may need to obtain additional capital  from loans or sale of additional equity.

In the next twelve months, EDL will pursue arrangements for the quotation of its securities on the OTC Bulletin Board, the establishment of its stated business operations and personnel, and the location and marketing of the initial ERC project. Costs associated with such quotation are expected to be less than $1,000.

If these objectives are met then EDL expects to operate profitably without raising further cash equity by using funds we anticipate we will receive from the sale of ERC’s or ERC options, which ERC’s or ERC options have been, and are expected to continue to be, received in return for EDL shares, and by seeking to keep expenses below the revenues anticipated as a result of our meeting these objectives.

DESCRIPTION OF PROPERTY

Emission Differentials Ltd. owns no property and requires little physical space at this time.

We share office space with other un-affiliated companies and the sharing of this space does not present any constraints on the Company’s ability to execute its business plan. The companies that we share office space with are NWP Industries, LogSearch, Inc., and Unitech Energy Corp.

The Company anticipates paying not more than $300 per month at such time as our cash reserves position, in the President's sole discretion, are available to pay such amount. The President has made verbal representations that no rent will be required until such time as Emission is generating revenues.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 20, 2004, Emission Differentials Ltd. sold to Puroil Technology 18,000,000 shares of common stock and   6,000,000 Warrants to purchase 3,000,000 shares of common stock at $.05  per share, for a total consideration of $40,000.

Puroil Technology Inc. is an Oregon-based venture capital company that was formed on March 8, 1988. Puroil remained inactive until all of its  3,000,000 shares of Common Stock were purchased by James Durward, our President,  on March 29, 2002, from Mr. Zig Lambo for the sum total of US$10.00 in a stand-alone transaction and not part of any other transactions involving Mr. Durward. Mr. Lambo is not affiliated with Mr. Durward, Puroil or any of Puroil’s subsidiaries.

James Durward became the President, Secretary, and sole Director of Puroil on that date. On November 13, 2003, Puroil amended its Articles of Incorporation to allow issuance of up to 100,000,000 shares of $0.001 par value Common stock and up to 100,000,000 shares  of Preferred Stock issuable in multiple series. On December 12, 2003, James Durward gifted 248,000 (8.3%) of his 3,000,000 Puroil Common shares to 102 shareholders, of which 2 shareholders are U.S. citizens and 101 are Canadian citizens.  All of such shareholders of Puroil are listed in the selling shareholders table found in this prospectus.  It is Puroil's intention to continue to provide initial funding to a  series of start-up companies and to assist those companies with the preparation  and filing of registration statements to allow future access to public financing  markets and public trading of those companies registered securities, as well as  assist with general management services during the start-up phase. Each class of Puroil Preferred Stock represents a separate start-up financing and there is no cross-mingling of funds between the preferred classes or start-up companies. No Puroil shareholders have any promotional agreements concerning Puroil or EDL or any other Puroil-sponsored companies.  Puroil does not “allocate” funds as it raises funds on a specific basis as new opportunities arise. Puroil’s staffing is allocated to these separate and distinct opportunities on an “as-needed” basis as determined by Mr. Durward.

Generally, Puroil intends to seek out qualified personnel that can manage its target companies and to assist in funding activities for all of its target companies.  In the case of Emission Differentials, Mr. Durward provided the business concept  and wrote the business plan and will provide ongoing management services as  detailed elsewhere in this prospectus. It is Puroil's intention to use a separate class of preferred shares for each start-up funding and Puroil requires that each purchaser of any class of Puroil preferred shares be either a close friend or business associate of Mr. Durward, or an accredited investor. In some cases, some of the preferred shareholders could be preferred shareholders in more than one startup financing and some preferred shareholders may also be holders of Puroil Common Stock. It is Puroil's further intention to distribute, via dividend, all registered shares, to all of its shareholders, with the preferred shares receiving a preferential percentage of the dividend distribution. The ratio of the distribution of the registered shares between the  relevant class of Puroil preferred and Puroil Common stock is determined by  arm's-length negotiation between Mr. Durward and the relevant class of preferred  shareholders on a deal-by-deal basis. The negotiation was conducted prior to purchase of the shares between Mr. Durward and the potential shareholders. The ratio was suggested by Mr. Durward to the potential Preferred Class A shareholders and was accepted. The ratio suggested by Mr. Durward was based on his estimation of the maximum amount of dilution that the Preferred A shareholders would accept.

Once the contemplated distribution-by-dividend is completed, the relevant shares of a class of preferred shares are retained by the holders. The Puroil common shares also are retained by the holders. Puroil is currently funding three start-up companies,  two of which, those two being LogSearch,Inc., formed in Nevada on March 2, 2004,  which is represented by Class B preferred shares, and Emission Differentials,  this Company, which is represented by Class A preferred shares, have filed  registration statements with the Securities and Exchange Commission. The other company, Panoshan Marketing Corp., formed on April 28, 2004, which is represented by Class C preferred shares, has filed a registration statement with the Securities and Exchange Commission.

In the case of LogSearch, Inc., the Puroil Class B preferred shareholders provided US$60,000 of the US$80,000 in startup capital, with the remaining  US$20,000 being provided by the LogSearch parent company, Unitech Energy Corp.  Mr. Durward is the President and a Director of Unitech.

In the EDL case, the Puroil Class A Preferred shareholders provided 100% ($40,000) of the startup capital.  Mr. Durward did not provide any startup capital but he controls Puroil.

There are no agreements that specify any minimum time allocation or responsibility that Puroil or Mr. Durward must supply to the management of EDL  affairs and EDL relies solely on Mr. Durward to determine the necessary time  required and when that time is required. Puroil has no commitment to provide additional capital to EDL and EDL is free to pursue funding from sources other than Puroil.

The ratio of the Units received by the Puroil common stock shareholders and the Puroil Preferred A shareholders resulted from an arm's-length negotiation between Mr. Durward and the Puroil Class A Preferred shareholders.

There are eight (8) Puroil Preferred A shareholders as follows:

LAST NAME	FIRST NAME	PAID	PUROIL PREFERRED CLASS A	EDL COMMON
Rix	Gordon	$5,000	125	675,000
Martens	Eric	$4,000	100	540,000
Bryska	Haley	$4,000	100	540,000
Vlahovic	Milic	$5,000	125	675,000
Warness	Dr. Stajen	$6,000	150	810,000
Schaper	Christa	$5,000	125	675,000
Graham	Richard	$5,000	125	675,000
Albery	Malcolm	$6,000	150	810,000
Totals		$40,000	1,000	5,400,000

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is not now, nor has there ever been a public trading market for our common stock, nor a trading symbol.  We will use our best efforts to seek a market maker so that our Common Stock may be traded on either the OTC Bulletin Board or the Pink Sheets.

As of July 31, 2004, we had 18,000,000 shares of Common Stock and 6,000,000 common stock purchase Warrants outstanding held by a single stockholder, our parent company, Puroil Technology Inc.  We believe that the 12,000,000 shares held by Puroil, upon completion of this distribution, will be subject to Rule 144 of the Securities Act.

We have not paid any cash dividends and we do not expect to declare or pay any cash dividends in the foreseeable future.  Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors.  Other than the 6,000,000 Warants that are offered in this Prospectus, we have no outstanding options, warrants, convertible securities or convertible debt.

SHARES ELIGIBLE FOR FUTURE SALE

The 6,000,000 Units registered in this offering and the 3,000,000 shares reserved for issuance upon exercise of the 6,000,000 Warrants registered hereunder will be freely tradable without restrictions under the Securities Act other than to be resold by the selling shareholders pursuant to this prospectus.  No securities held by our “affiliates” (officers, directors or 10% shareholders) are being registered hereunder.  The entire 18,000,000 of our outstanding shares are held by Puroil, of which 6,000,000 shares are being registered in this registration statement.  None of these shares have been held for over one year.  In addition to the registration of the distribution of these securities, the resale of these securities are also being registered by this prospectus which will allow them to be re-sold by Puroil’s shareholders.

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale.  Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.  Non-affiliates who have held their restricted shares for two years may be entitled to sell their share under Rule d144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

The 12,000,000 outstanding restricted securities held by Puroil, the sole, principal and controlling shareholder of EDL, after this registration and Distribution, are subject to the sale limitations imposed by

Rule 144.  The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

EXECUTIVE COMPENSATION

Executive Compensation

At present, Emission Differentials Ltd. is operated by its Executive Officers and Directors at no fixed compensation, and no compensation has been paid or accrued or earned to date.  Executive Officers and Directors are contributing their services during the earliest phase of development of the Company without any compensation commitments of any kind.

No Executive Officer or Director is expected to earn in excess of $50,000 within 18 months of the effective date of this prospectus.

Emission Differentials Ltd. has no pension or profit sharing plan.  Emission Differentials Ltd. may change or increase salaries as our profits and cash flow allow; however, there are no present plans to do so.

Outstanding Stock Options

We have not granted any options to purchase common stock and we do not have any outstanding options to purchase common stock.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in, nor have we had any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with our accountants, Bateman & Co., Inc., P.C., since the formation of our company on April 20, 2004, and none are anticipated in the foreseeable future.

ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act covering the common stock offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, omits some of the information described in the registration statement under the rules and regulations of the Commission.  For further information on Emission Differentials Ltd. and the common stock offered by this prospectus, please refer to the prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy filed as an exhibit to the registration statement; each of these statements is qualified in all respects by that reference.  The registration statement and exhibits can be inspected and copied at the public reference section at the Commission’s principal office, 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549 and through the Commission’s Web site (http://www.sec.gov).  Copies may be obtained from the commission’s principal office upon payment of the fees prescribed by the Commission.

Upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the U.S. Securities Exchange Act of Upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statements and other information, may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006, once we have obtained a quotation on the OTC Bulletin Board market, of which there can be no assurance.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Index to Financial Statements April 30, 2004

Bateman & Co., Inc., P.C. Certified Public Accountants

5 Briardale Court Houston, Texas 77027-2904 (713) 552-9800 FAX (713) 552-9700 www.batemanhouston.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders
Of Emission Differentials, Ltd.

We have audited the accompanying balance sheet of Emission Differentials, Ltd. (an Alberta, Canada corporation and a development stage enterprise) as of April 30, 2004, and the related statements of income (loss), stockholder’s equity, and cash flows from inception, April 20, 2004 through April 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Emission Differentials, Ltd. (a development stage enterprise) as of April 30, 2004, and the results of its operations and its cash flows from inception, April 20, 2004 through April 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

        BATEMAN & CO., INC., P.C.

Houston, Texas
May 21, 2004

F-2

Member
INTERNATIONAL ASSOCIATION OF PRACTISING ACCOUNTANTS
Offices in Principal Cities Around The World

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Balance Sheet April 30, 2004

ASSETS
Current assets:
Cash and cash equivalents	$40,000
Total current assets	40,000
Total assets	$40,000

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$230
Total current liabilities	230
Total liabilities	230

STOCKHOLDER'S EQUITY
Common stock, Class "A", no par value, unlimited authorized,
18,000,000 shares issued and outstanding	40,000
Deficit accumulated during the development stage	(230)
Total stockholder's equity	39,770
Total liabilities and stockholder's equity	$40,000

The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statement of Income (Loss) From Inception, April 20, 2004, Through April 30, 2004

Revenues	$-

General and administrative expenses	230
Total operating expenses	230
Income (loss) from operations	(230)

Other income (expense):	-
Income (loss) before taxes	(230)

Provision (credit) for taxes on income:	-
Net income (loss)	$(230)

Basic earnings (loss) per common share	$-

Weighted average number of shares outstanding	18,000,000

The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statement of Stockholder's Equity From Inception, April 20, 2004, Through April 30, 2004

			Deficit
			Accumulated
			During the
	Common Stock		Development
	Shares	Amount	Stage	Total

Inception, April 20, 2004	-	$-	$-	$-
Shares issued for cash	18,000,000	40,000		40,000
Development stage net income (loss)			(230)	(230)
Balances, April 30, 2004	18,000,000	$40,000	$(230)	$39,770

The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statement of Cash Flows From Inception, April 20, 2004, Through April 30, 2004

Cash flows from operating activities:
Net income (loss)	$(230)
Adjustments to reconcile net income (loss) to cash
provided (used) by development stage activities:
Changes in current assets and liabilities:
Accounts payable and accrued expenses	230

Net cash flows from operating activities	-

Cash flows from investing activities:	-

Cash flows from financing activities:
Proceeds from sale of common stock	40,000
Net cash flows from financing activities	40,000
Net cash flows	40,000

Cash and equivalents, beginning of period	-
Cash and equivalents, end of period	$40,000

Supplemental cash flow disclosures:
Cash paid for interest	$-
Cash paid for income taxes	-

The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Notes to Financial Statements April 30, 2004

Note 1 - Organization and summary of significant accounting policies:
Following is a summary of our organization and significant accounting policies:

Organization and nature of business – Emission Differentials, Ltd. (identified in these footnotes as “we” or the Company) is an Alberta, Canada corporation incorporated on April 20, 2004. We are currently based in Calgary, Alberta, Canada, We intend to use an April 30 fiscal year for financial reporting purposes.

We are wholly owned by Puroil Technology, Inc. of Calgary, Alberta, Canada.

Our intent is to become a global consolidator, or “aggregator”, of emission reduction credits (“ERC’s”) issued to companies or entities ("emitters") which generate and emit so-called “greenhouse gases” into the atmosphere.

To date, our activities have been limited to formation, the raising of equity capital, and the development of a business plan. We have engaged an attorney to assist us in registering securities for trading by filing with the U.S. Securities and Exchange Commission. In the current development stage, we anticipate incurring operating losses as we implements our business plan.

Basis of presentation - The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles applicable to development stage enterprises.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - For purposes of the statement of cash flows, we consider all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fair value of financial instruments and derivative financial instruments - We have adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, receivables, and current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of our foreign exchange, commodity price or interest rate market risks.

Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Notes to Financial Statements April 30, 2004 consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net income per share of common stock – We have adopted FASB Statement Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Because we experienced an operating loss during the period, the calculation of diluted earnings per share did not include the warrants described in Note 5 below, as the calculation would have been antidilutive.

Note 2 – Future operations:
At April 30, 2004, we were not currently engaged in an operating business and expect to incur development stage operating losses for the next year to eighteen months. We intend to rely on our officers and directors to perform essential functions without compensation until a business operation can be commenced. Management believes we have sufficient capital to implement our business plan and to complete a stock offering (see Note 3 below), and thus will continue as a going concern during this period while the plans are implemented.

Note 3 – Commitments:
We have engaged an attorney to assist us in filing a registration statement with the U.S. Securities and Exchange Commission to allow us to offer stock for sale to the public. We believe that doing this will enable us to raise the capital necessary to implement our business plan. Our attorney has agreed to perform the services necessary to file Form SB-2 for a flat fee of $5,000.

These costs will be deferred until the stock offering is completed, at which time they will be charged against the proceeds of the stock offering.

The agreed upon fee is payable in installments as specified events occur during the filing process.

Note 4 - Federal income tax:
We follow Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for Federal income tax has been made in the accompanying statement of income (loss) because taxable income to date is nil.

Note 5 – Issuance of shares:
As of April 30, 2004, the Company had issued shares of its no par value common stock as follows:

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Notes to Financial Statements April 30, 2004

			Price Per
Date	Description	Shares	Share	Amount

04/20/04	Shares issued for cash	18,000,000	$.00222	$40,000
04/30/04	Cumulative Totals	18,000,000		$40,000

In connection with the sale of 18,000,000 shares for cash noted above, we also issued 6,000,000 warrants to the same purchaser. The warrants become effective concurrent with the effective date of the Form F-1 that we intend to file with the Securities and Exchange Commission, and expire one year later. They allow the holder to purchase 1 share of common stock for each 2 warrants tendered, at a price of $0.05 per share. At the time of issuance, the warrants were not deemed to have any value.

Note 6 - New accounting pronouncements:

The following recent accounting pronouncements:

•	FASB Statements
	•	Number 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
	•	Number 146, Accounting for Costs Associated with Exit or Disposal Activities,
	•	Number 147, Acquisitions of Certain Financial Institutions – an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9,
	•	Number 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,
	•	Number 149, Amendment of Statement 133 on Derivative Investments and Hedging Activities,
	•	Number 150, Financial Instruments with Characteristics of Both Liabilities and Equity,
•	and FASB Interpretations
•
Number 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others – and Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34

	•	Number 46, Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51

are not currently expected to have a material effect on our financial Statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Index to Financial Statements October 31, 2004 (Unaudited)

F-1

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Balance Sheet (Unaudited)

October 31,
2004
ASSETS
Current assets:
Cash and cash equivalents	$26,029
Total current assets	26,029

Other assets:
Deferred registration costs	6,005
Total assets	$32,034

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$304
Total current liabilities	304
Total liabilities	304

STOCKHOLDER'S EQUITY
Common stock, Class "A", no par value, unlimited authorized,
18,000,000 shares issued and outstanding	40,300
Deficit accumulated during the development stage	(8,570)
Total stockholder's equity	31,730
Total liabilities and stockholder's equity	$32,034

F-2
The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statements of Operations (Unaudited)

	Cumulative,
	Inception,
	April 20, 2004	Six Months	Quarter
	Through	Ended	Ended
	October 31, 2004	October 31, 2004	October 31, 2004

Revenues	$-	$-	$-

General and administrative expenses	8,570	8,340	1,721
Total operating expenses	8,570	8,340	1,721
Income (loss) from operations	(8,570)	(8,340)	(1,721)

Other income (expense):	-	-	-
Income (loss) before taxes	(8,570)	(8,340)	(1,721)

Provision (credit) for taxes on income:	-	-	-
Net income (loss)	$(8,570)	$(8,340)	$(1,721)

Basic earnings (loss) per common share		$(0.00)	$(0.00)

Weighted average number of shares outstanding		18,000,000	18,000,000

F-3
The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statements of Stockholder's Equity (Unaudited)

			Deficit
			Accumulated
			During the
	Common Stock		Development
	Shares	Amount	Stage	Total

Inception, April 20, 2004	-	$-	$-	$-
Shares issued for cash	18,000,000	40,000		40,000
Development stage net income (loss)			(230)	(230)
Balances, April 30, 2004	18,000,000	$40,000	$(230)	$39,770

Services contributed by officers and
managers for which no stock was issued		300		300
Development stage net income (loss)			(8,340)	(8,340)
Balances, October 31, 2004	18,000,000	$40,300	$(8,570)	$31,730

F-4
The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Statements of Cash Flows (Unaudited)

	Inception,
	April 20, 2004	Six Months
	Through	Ended
	October 31, 2004	October 31, 2004

Cash flows from operating activities:
Net income (loss)	$(8,570)	$(8,340)
Adjustments to reconcile net income (loss) to cash
provided (used) by development stage activities:
Services contributed by officers and managers	300	300
Changes in current assets and liabilities:
Accounts payable and accrued expenses	304	74
Net cash flows from operating activities	(7,966)	(7,966)

Cash flows from investing activities:	-	-

Cash flows from financing activities:
Proceeds from sale of common stock	40,000	-
Increase in deferred registration costs	(6,005)	(6,005)
Net cash flows from financing activities	33,995	(6,005)
Net cash flows	26,029	(13,971)

Cash and equivalents, beginning of period	-	40,000
Cash and equivalents, end of period	$26,029	$26,029

Supplemental cash flow disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

F-5
The accompanying notes are an integral part of these statements.

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Notes to Financial Statements October 31, 2004 (Unaudited)

The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows and stockholders’ equity in conformity with U.S. generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in the Company’s audited financial statements for the period ended April 30, 2004. Operating results for the six months and quarter ended October 31, 2004, are not necessarily indicative of the results that can be expected for the fiscal year ending April 30, 2005.

Note 1 - Future operations:
At October 31, 2004, we were not currently engaged in an operating business and expect to incur development stage operating losses for the next year to eighteen months. We intend to rely on our officers and directors to perform essential functions without compensation until a business operation can be commenced. Management believes we have sufficient capital to implement our business plan and to complete a stock offering (see Note 2 below), and thus will continue as a going concern during this period while the plans are implemented.

Note 2 – Deferred registration costs:
We have engaged an attorney to assist us in filing a registration statement with the U.S. Securities and Exchange Commission to allow us to offer stock for sale to the public. We believe that doing this will enable us to raise the capital necessary to implement our business plan. At October 31, 2004, we had incurred $6,005 of attorneys’ fees and other expenses related to the filing. These costs will be deferred until the stock offering is completed, at which time they will be charged against the proceeds of the stock offering.

Note 3 - Federal income tax:
We follow Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

Note 4 – Issuance of shares and warrants:
As of October 31, 2004, the Company had issued shares of its no par value common stock as follows:

			Price Per
Date	Description	Shares	Share	Amount

04/20/04	Shares issued for cash	18,000,000	$.00222	$40,000
10/31/04	Cumulative Totals	18,000,000		$40,000

F-6

EMISSION DIFFERENTIALS, LTD. (A development stage enterprise) Notes to Financial Statements October 31, 2004 (Unaudited)

In connection with the sale of 18,000,000 shares for cash noted above, we also issued 6,000,000 warrants to the same purchaser. The warrants become effective concurrent with the effective date of the Form F-1 that we intend to file with the Securities and Exchange Commission, and expire one year later. They allow the holder to purchase 1 share of common stock for each 2 warrants tendered, at a price of $0.05 per share. At the time of issuance, the warrants were not deemed to have any value.

F-7

(OUTSIDE BACK COVER)

6,000,000 Shares

Common Stock

6,000,000 Warrants

5,000,000 shares

Common Stock

Underlying the 6,000,000 Warrants

EMISSION DIFFERENTIALS LTD.

PROSPECTUS

May___, 2005

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until 90 days from the date if this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The ByLaws of Emission Differentials Ltd. provide for indemnification of our directors and officers as follows:

The Province of Alberta law and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

Specifically, Section 6 of our By-laws provide for:

6.01

Conflict of Interest: A director or officer shall not be disqualified by his office, or be required to vacate his office, by reason only that he is a party to, or is a director or officer or has a material interest in any person who is a party to, a material contract or proposed material contract with the Corporation or subsidiary thereof. Such a director or officer shall, however, disclose the nature and extent of his interest in the contract at the time and in the manner provided by the Act. Any such contract or proposed contract shall be referred to the Board or shareholders for approval even if such contract is one that in the ordinary course of the Corporation's business would not require approval by the Board or shareholders. Subject to the provisions of the Act, a director shall not by reason only of his office be accountable to the Corporation or to its shareholders for any profit or gain realized from such a contract or transaction, and such contract or transaction shall not be void or voidable by reason only of the director's interest therein, provided that the required declaration and disclosure of interest is properly made, the contract or transaction is approved by the directors or shareholders, and it is fair and reasonable to the Corporation at the time it was approved and, if required by the Act, the director refrains from voting as a director on the contract or transaction and absents himself from the director's meeting at which the contract is authorized or approved by the directors, except attendance for the purpose of being counted in the quorum.

6.02

Limitation of Liability: Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interest of the Corporation and exercise the care, diligence and skill that a reasonable and prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act of conformity, or for any loss, damage, or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or the insufficiency or deficiency of any security in or upon which any of the monies of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof. The directors for the time being of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the Board.

6.03

Indemnity: Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs, executors, administrators and other legal representatives, from and against,

(a)

any liability and all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office; and

(b)

all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Corporation, except where such liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires. Nothing in this Section shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this Section.

6.04

Insurance: Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in the preceding section against any liability incurred by him in his capacity as a director or officer of the Corporation or of any body corporate where he acts or acted in that capacity at the Corporation's request.

The Company has not provided any indemnification for its Directors and Officers at this time.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We will pay all expenses in connection with the registration and distribution of the common stock by the controlling shareholder. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$25.00
Transfer Agent Fees	Approximately	$70.00
Costs of Printing and Engraving	Approximately	$500.00
Costs of Administration and Preparation 0	Approximately	$0.00
Legal Fees	Approximately	$5,000.00
Miscellaneous Costs and Contingencies	Approximately	$1,175.00
Accounting Fees	Approximately	$4,600.00
TOTAL	Approximately	$12,000.00

RECENT SALES OF UNREGISTERED SECURITIES

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

On April 20, 2004 Emission Differentials Ltd. sold to Puroil Technology Inc. 18,000,000 Units; the Units consisted of 18,000,000 shares of common stock, plus 6,000,000 common stock purchase Warrants allowing the purchase of an additional 3 million shares at a price of $0.05 per share, at a total price of $0.0022 per share for a total of $40,000. These sales were exempt from registration under the Securities Act of 1933 as amended in reliance on Section 4(2) for sales not involving a public offering.

Exhibits.

Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit List:

Number	Description
3.1	Articles of Incorporation.	Incorporated by reference to the Exhibits filed with the filer’s Registration Statement on Form F-1 filed on June 4, 2004.
3.2	Bylaws.	Incorporated by reference to the Exhibits filed with the filer’s Registration Statement on Form F-1 filed on June 4, 2004.
4.1	Common Share Certificate	Incorporated by reference to the Exhibits filed with the filer’s Registration Statement on Form F-1 filed on June 4, 2004.
4.2	Warrant Certificate	Filed Herewith.
4.3	Warrant Agreement	Incorporated by reference to the Exhibits filed with the filer’s Registration Statement on Form F-1 filed on June 4, 2004.
5.	Opinion Re: Legality	Filed Herewith.
23.1	Consent of Accountant.	Filed Herewith.
23.2	Consent of Counsel	Included with Exhibit 5

Undertakings.

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the  "Calculation of Registration Fee" table in the  effective Registration Statement; and

(iii)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration  Statement or any material change to such information in the Registration Statement.

(iv)

Include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that we include in the prospectus, by means of a post-effective amendment, financial statements required by Item 512(a)(4) of Regulation S-K and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona  fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form F-1 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Calgary, Alberta, Canada on May 3, 2005.

Emission Differentials Ltd.,

an Alberta corporation

By:   /s/ James Durward

Name: James Durward

Its:  President and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement on Form F-1 was signed on this 3rd day of May, 2005, the following persons in the capacities and on the date stated:

/s/ James Durward

James Durward, President, Chief Financial Officer

Principal Accounting Officer and Director

/s/ Ryan Sayers

Ryan Sayers, Secretary and Director